-----------------------------------------

                               PRO FORMA VALUATION
                             MUTUAL HOLDING COMPANY
                                 STOCK OFFERING


                             Kearny Financial Corp.
                               Kearny, New Jersey


                                  Dated As Of:
                                 August 20, 2004

                   -----------------------------------------




                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                      Suite
                                      2210
                            Arlington, Virginia 22209

[LOGO] RP (R) FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants

                                                                 August 20, 2004



Board of Directors
Kearny MHC
Kearny Financial Corp.
Kearny Federal Savings Bank
614 Kearny Avenue
Kearny, New Jersey  07032

Members of the Boards of Directors:

         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of stock issuance described below.

         This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" as set forth by the OTS, and applicable regulatory interpretations thereof.


Description of Reorganization and Plan of Stock Issuance
--------------------------------------------------------

         In March 2001, Kearny Federal Savings Bank ("Kearny Federal" or the "Bank") reorganized into the two-tier mutual holding company structure. As part of the reorganization, Kearny Federal formed Kearny Financial Corp. ("Kearny Financial" or the "Company") and Kearny MHC (the "MHC"), a federally-chartered mid-tier stock holding company and mutual holding company, respectively. Kearny Federal became a federal stock savings bank, and a wholly-owned subsidiary of Kearny Financial, and Kearny Financial became the wholly-owned subsidiary of the MHC.

         On June 7, 2004, the Board of Directors of Kearny Financial adopted a plan of stock issuance. Pursuant to the plan of stock issuance, Kearny Financial will issue a majority of its common stock to the MHC and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, the Company will retain up to 50% of the net stock proceeds. The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank's outstanding stock. The Company's initial activity will be ownership of its subsidiary, Kearny Federal, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan ("ESOP").

--------------------------------------------------------------------------------
Washington Headquarters                                Telephone: (703) 528-1700
Rosslyn Center                                         Fax No.:   (703) 528-1788
1700 North Moore Street, Suite 2210                Toll-Free No.: (866) 723-0594
Arlington, VA 22209                                 E-Mail: mail@rpfinancial.com
www.rpfinancial.com

Board of Directors
August 20, 2004
Page 2



         It is anticipated that the public shares will be offered in a subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans including the ESOP and Supplemental Eligible Account Holders. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering. The total shares offered for sale to the public will constitute a minority interest of the Company's stock (49% or less).


RP(R) Financial, LC.
--------------------

         RP(R) Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting  from  mutual-to-stock  form.  The  background  and  experience of RP
Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank, the Company and the MHC and the other parties engaged by the Bank to assist in the stock issuance process.


Valuation Methodology
---------------------

         In preparing our appraisal, we have reviewed the Bank's, the Company's and MHC's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Company and the Bank that has included a review of its audited financial information for the fiscal years ended June 30, 2000 through June 30, 2004, various unaudited information and internal financial reports through June 30, 2004 and due diligence related discussions with the Company's management; Radics & Co., LLC, the Company's independent auditor; Malizia Spidi & Fisch, PC, the Company's counsel in connection with the plan of stock issuance; and Sandler O'Neill & Partners, L.P., the Company's financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the minority stock offering on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company's primary market area and have compared the Company's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed market conditions for stocks in general and market conditions

Board of Directors
August 20, 2004
Page 3

for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have considered the market for the stocks of all publicly-traded mutual holding companies. We have also considered the expected market for the Company's public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics.

         Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

         Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company's value alone. It is our understanding that there are no current plans for pursuing a second step conversion or for selling control of the Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

         Pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


Valuation Conclusion
--------------------

         It is our opinion that, as of August 20, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $475,000,000 at the midpoint, equal to 47,500,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $403.8 million and a maximum value of $546.3 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 40,375,000 at the minimum and 54,625,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $628.2 million without a

Board of Directors
August 20, 2004
Page 4

resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 62,818,750. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 30.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $121.1 million at the minimum, $142.5 million at the midpoint, $163.9 million at the maximum and $188.5 million at the supermaximum of the valuation range.


Limiting Factors and Considerations
-----------------------------------

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

         RP  Financial's   valuation  was  determined  based  on  the  financial
condition and operations of Kearny Financial as of June 30, 2004, the date of the financial data included in the regulatory applications and prospectus.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

         The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for thrift stocks. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be

Board of Directors
August 20, 2004
Page 5

made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                             Respectfully submitted,

                                             RP(R) FINANCIAL, LC.


                                             /s/Ronald S. Riggins

                                             Ronald S. Riggins
                                             President


                                             /s/Gregory E. Dunn

                                             Gregory E. Dunn
                                             Senior Vice President

RP(R) Financial, LC.
                                TABLE OF CONTENTS
                             KEARNY FINANCIAL CORP.
                               Kearny, New Jersey


                                                                          PAGE
         DESCRIPTION                                                    NUMBER
         -----------                                                    ------


    CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
    -----------

         Introduction                                                       1.1
         Reorganization and Plan of Stock Issuance                          1.1
         Strategic Overview                                                 1.2
         Balance Sheet Trends                                               1.4
         Income and Expense Trends                                          1.9
         Interest Rate Risk Management                                      1.13
         Lending Activities and Strategy                                    1.13
         Asset Quality                                                      1.16
         Funding Composition and Strategy                                   1.17
         Subsidiaries and Other Activities                                  1.18
         Legal Proceedings                                                  1.19



    CHAPTER TWO                     MARKET AREA
    -----------

         Introduction                                                       2.1
         Market Area Demographics                                           2.2
         National Economic Factors                                          2.5
         Regional Economy                                                   2.8
         Market Area Deposit Characteristics                                2.10
         Competition                                                        2.12



    CHAPTER THREE                   PEER GROUP ANALYSIS
    -----------

         Peer Group Selection                                               3.1
         Basis of Comparison                                                3.2
         Kearny Financial's Peer Group                                      3.3
         Financial Condition                                                3.6
         Income and Expense Components                                      3.9
         Loan Composition                                                   3.13
         Interest Rate Risk                                                 3.15
         Credit Risk                                                        3.15
         Summary                                                            3.17

                                TABLE OF CONTENTS
                             KEARNY FINANCIAL CORP.
                               Kearny, New Jersey
                                   (continued)


                                                                           PAGE
         DESCRIPTION                                                      NUMBER
         -----------                                                      ------


    CHAPTER FOUR                    VALUATION ANALYSIS
    ------------

         Introduction                                                      4.1
         Appraisal Guidelines                                              4.1
         RP Financial Approach to the Valuation                            4.2
         Valuation Analysis                                                4.3
             1.   Financial Condition                                      4.3
             2.   Profitability, Growth and Viability of Earnings          4.5
             3.   Asset Growth                                             4.7
             4.   Primary Market Area                                      4.7
             5.   Dividends                                                4.9
             6.   Liquidity of the Shares                                  4.10
             7.   Marketing of the Issue                                   4.10
                      A.   The Public Market                               4.10
                      B.   The New Issue Market                            4.15
                      C.   The Acquisition Market                          4.17
             8.   Management                                               4.19
             9.   Effect of Government Regulation and Regulatory Reform    4.19
         Summary of Adjustments                                            4.19
         Basis of Valuation - Fully-Converted Pricing Ratios               4.20
         Valuation Approaches:  Fully-Converted Basis                      4.21
             1.   Price-to-Earnings ("P/E")                                4.24
             2.   Price-to-Book ("P/B")                                    4.25
             3.   Price-to-Assets ("P/A")                                  4.25
         Comparison to Recent Offerings                                    4.25
         Valuation Conclusion                                              4.27

RP(R) Financial, LC.

                                 List of Tables
                             KEARNY FINANCIAL CORP.
                               Kearny, New Jersey


  TABLE
  NUMBER                 DESCRIPTION                                                PAGE
  ------                 -----------                                                ----

  1.1          Historical Balance Sheets                                            1.5
  1.2          Historical Income Statements                                         1.10


  2.1          Summary Demographic Data                                             2.3
  2.2          New Jersey Employment Sectors                                        2.9
  2.3          Market Area Unemployment Trends                                      2.9
  2.4          Deposit Summary                                                      2.11
  2.5          Market Area Deposit Competitors                                      2.12


  3.1          Peer Group of Publicly-Traded Thrifts                                3.5
  3.2          Balance Sheet Composition and Growth Rates                           3.7
  3.3          Income as a Percent of Average Assets and Yields, Costs, Spreads     3.10
  3.4          Loan Portfolio Composition Comparative Analysis                      3.14
  3.5          Interest Rate Risk Measures and Net Interest Income Volatility       3.16
  3.6          Credit Risk Measures and Related Information                         3.18


  4.1          Market Area Unemployment Rates                                       4.8
  4.2          Recent Conversion Pricing Characteristics                            4.16
  4.3          Market Pricing Comparatives                                          4.18
  4.4          Calculation of Implied Per Share Data                                4.22
  4.5          MHC Institutions - Implied Pricing Ratios, Full Conversion Basis     4.26
  4.6          Pricing Table:  MHC Public Market Pricing                            4.29

RP(R) Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS



Introduction
------------

         Kearny Financial serves northern and central New Jersey through its main office in Kearny and 24 branch offices. A map of the Company's branch offices is provided in Exhibit I-1. The Company's wholly-owned subsidiary, Kearny Federal, is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). At June 30, 2004, Kearny Financial had $1.9 billion in assets, $1.5 billion in deposits and consolidated equity of $293.5 million equal to 15.2% of total assets. The Company had tangible capital of $209.0 million at June 30, 2004 equal to 10.8% of assets. Kearny Financial's audited financial statements are included by reference as Exhibit I-2.


Reorganization and Plan of Stock Issuance
-----------------------------------------

         In March 2001, Kearny Federal reorganized into the two-tier mutual holding company structure. As part of the reorganization, Kearny Federal formed Kearny Financial and the MHC a federally-chartered mid-tier stock holding company and mutual holding company, respectively. Kearny Federal became a federal stock savings bank, and a wholly-owned subsidiary of Kearny Financial, and Kearny Financial became the wholly-owned subsidiary of the MHC.

         On June 7, 2004, the Board of Directors of Kearny Financial adopted a plan of stock issuance. Pursuant to the plan of stock issuance, Kearny Financial will issue a majority of its common stock to the MHC and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, the Company will retain up to 50% of the net stock proceeds. The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank's outstanding stock. The Company's initial activity will be ownership of its subsidiary, Kearny Federal, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan ("ESOP"). Subsequent activities of the

RP(R) Financial, LC.
Page 1.2


Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.


Strategic Overview
------------------

         Kearny Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Kearny Financial's operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans have been the primary source of loan originations and assets have primarily funded with retail deposits. Pursuant to the Company's business plan, Kearny Financial will continue to emphasize 1-4 family lending, but will also pursue greater diversification into other types of lending. Types of lending diversification that are being emphasized by the Company consist of commercial real estate, commercial business and home equity loans. Overall, it is the Company's objective to grow the loan portfolio so that loans will comprise a larger portion of interest-earning assets, which will facilitate a higher yielding interest-earning asset composition than currently maintained by the Company. Historically, the Company's interest-earning asset composition has been concentrated in investments, which has provided for a relatively low yielding interest-earning asset mix. The concentration of investments comprising interest-earning assets has become more significant in recent years, due to shrinkage that has been experienced in the loan portfolio.

         In recent years growth by the Company has been substantially realized through acquisition of other savings institutions. On October 18, 2002, the Company completed the acquisition of Pulaski Bancorp, Inc. ("Pulaski"), in which the Company purchased Pulaski's common stock held by public stockholders in a cash transaction. Shares held by the public stockholders represented a minority interest in Pulaski, with the majority of the shares held by Pulaski Bancorp, MHC. The purchase of the minority interest shares was recorded as the acquisition of the non-controlling interests of a subsidiary utilizing the purchase method of accounting and the merger of Kearny MHC and subsidiaries with Pulaski MHC and subsidiaries was recorded as a pooling of interests between two mutual entities. The Pulaski acquisition added approximately $238 million to the Company's assets and created goodwill and intangibles of $16.1 million.

RP(R) Financial, LC.
Page 1.3

         On July 1, 2003, the Company completed the acquisition of West Essex Bancorp, Inc. ("West Essex"), in which the Company purchased West Essex's common stock held by public stockholders in a cash transaction. Shares held by the public stockholders represented a minority interest in West Essex, with the majority of the shares held by West Essex Bancorp, MHC. The purchase of the minority interest shares was recorded as the acquisition of the non-controlling interests of a subsidiary utilizing the purchase method of accounting and the merger of Kearny MHC and subsidiaries with West Essex MHC and subsidiaries was recorded as a pooling of interests between two mutual entities. The West Essex acquisition added approximately $390 million to the Company's assets and created goodwill and intangibles of $50.2 million.

         Kearny Financial's earnings base is largely dependent upon net interest income and operating expense levels, as income derived through non-interest sources is a modest contributor to the Company's earnings. Overall, Kearny Financial's operating strategy has provided for a relatively narrow interest rate spread, which can be largely attributed to an interest-earning asset composition that is concentrated in investments. The Company's operating expenses are also viewed as being relatively low, which is supported by the high level of interest-earning assets that are maintained in investments that are less costly to service than loans. Likewise, on the liability side of the balance sheet, CDs, which are less costly to service than transaction and savings accounts, comprise the largest portion of the Company's deposit composition.

         Over the past five fiscal years, Kearny Financial has experienced limited growth other than growth realized from the acquisitions of Pulaski and West Essex. The Company's current business plan is to reverse the trend of loan shrinkage and implement a growth strategy that will emphasize growth of the loan portfolio such that the concentration of interest-earning assets comprised of loans will increase. Growth of the loan portfolio will emphasize increasing the diversification of the Company's loan portfolio composition, in which increased originations of commercial real estate, commercial business and home equity loans will be emphasized.

         A key component of the Company's business plan is to increase capital through the minority stock offering. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of Kearny Financial. Kearny Financial's higher equity-to-assets ratio will better position the Company to take advantage of additional expansion opportunities as they arise. Such expansion is expected to occur through establishing

RP(R) Financial, LC.
Page 1.4


additional branches in markets currently served by the branch network or in surrounding contiguous markets. In addition, the increase in capital realized from the stock offering will provide a larger capital cushion for growth through other acquisitions of local thrifts, commercial banks or other financial service providers as opportunities arise. The projected use of stock proceeds is highlighted below.

     o    Kearny  Financial.  The Company is expected to retain up to 50% of the
          -----------------
          net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

     o    Kearny Federal.  Approximately 50% of the net conversion proceeds will
          --------------
          be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will become part of general operating funds, and are expected to be primarily utilized to fund growth of loans.


         Overall, it is the Company's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Kearny Financial's operations. The Company has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity ("ROE"), until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.


Balance Sheet Trends
--------------------

         Table 1.1 shows the Company's historical balance sheet data for the past five fiscal years. From June 30, 2000 through June 30, 2004, Kearny Financial's assets increased at a 3.6% annual rate. Asset growth was mostly realized through growth of mortgage-backed securities, which more than offset declines in investment securities and loans. Asset growth has been funded with deposits and equity, which also funded a reduction in borrowings as well. A summary of Kearny Financial's key operating ratios for the past five fiscal years is presented in Exhibit I-3.

RP(R) Financial, LC.
Page 1.5


                                    Table 1.1
                             Kearny Financial Corp.
                            Historical Balance Sheets
                        (Amount and Percent of Assets)(1)

                                                                  At Fiscal Year End June 30,                                Annual
                            ------------------------------------------------------------------------------------------------ Growth
                                     2000                 2001              2002              2003               2004        Rate
                            ------------------- -------------------- ----------------- ----------------- ------------------ -------
                             Amount      Pct       Amount      Pct     Amount   Pct    Amount      Pct    Amount      Pct      Pct
                             ------      ---       ------      ---     ------   ---    ------      ---    ------      ---      ---
                             ($000)      (%)       ($000)      (%)     ($000)   (%)    ($000)      (%)    ($000)      (%)      (%)

Total Amount of:
Assets                       $1,680,846  100.0% $1,757,257 100.0%  $1,905,638 100.0% $1,996,482  100.0% $1,936,518  100.0%    3.6%
Cash and cash equivalents        22,655    1.3%    159,901   9.1%      97,030   5.1%    325,657   16.3%     39,488    2.0%   14.9%
Investment securities           506,385   30.1%    236,322  13.4%     179,125   9.4%    325,161   16.3%    477,434   24.7%   -1.5%
Mortgage-backed securities      484,971   28.9%    689,204  39.2%     968,516  50.8%    681,619   34.1%    771,353   39.8%   12.3%
Loans receivable, net           591,950   35.2%    602,182  34.3%     591,142  31.0%    509,161   25.5%    505,794   26.1%   -3.9%
FHLB stock                       14,720    0.9%     14,720   0.8%      15,741   0.8%     13,787    0.7%     11,392    0.6%   -6.2%
Goodwill/Intangibles             24,966    1.5%     22,019   1.3%      19,071   1.0%     34,582    1.7%     84,463    4.4%   35.6%
Deposits                      1,260,846   75.0%  1,342,107  76.4%   1,479,729  77.7%  1,613,684   80.8%  1,537,510   79.4%    5.1%
FHLB advances                   138,051    8.2%    112,109   6.4%     112,080   5.9%     75,749    3.8%     94,234    4.9%   -9.1%
Total equity                    241,233   14.4%    258,617  14.7%     270,706  14.2%    278,333   13.9%    293,505   15.2%    5.0%
Tangible equity                 216,267   12.9%    236,599  13.5%     251,635  13.2%    243,751   12.2%    209,043   10.8%   -0.8%

Banking Offices                      23                 23                 24                25                 25

---------------
(1)  Ratios are as a percent of ending assets.

Sources: Kearny  Financial's  prospectus,  audited  financial  statements and RP
         Financial calculations.

RP(R) Financial, LC.
Page 1.6


         Kearny Financial's loans receivable portfolio declined at a 3.9% annual rate from fiscal year end 2000 through fiscal year end 2004. After reaching a peak balance of $602.2 million at fiscal year end 2001, the Company's loan portfolio has decline during each of the past three fiscal years with the most significant decline occurring during fiscal 2003. Accordingly, loans receivable declined from 35.2% of assets at fiscal year end 2000 to 26.1% of assets at fiscal year end 2004. Kearny Financial's historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 70.2% of total loans receivable consisted of 1-4 family permanent mortgage loans at June 30, 2004. Trends in the Company's loan portfolio composition over the past five fiscal years show that the concentration of 1-4 family permanent mortgage loans comprising total loans declined from a high of 78.1% at fiscal year end 2000 to a low of 70.2% at June 30, 2004, which was most attributable to a decline in the balance of 1-4 family loans and, to a lesser extent, growth of other loan types. Over the past five fiscal years, lending diversification by the Company has consisted primarily of commercial real estate/multi-family loans, which has been the most significant source of loan growth since fiscal year end 2000. Commercial real estate/multi-family loans comprising total loans increased from 8.5% at fiscal year end 2000 to 16.4% at fiscal year end 2004. Consumer loans, which consist substantially of second mortgages and home equity loans, represent the second largest area of lending diversification for the Company with such loans comprising 11.0% of the loan portfolio at fiscal year end 2004 as compared to 8.5% of the loan portfolio at fiscal year end 2000. The balance of the loan portfolio consists of commercial business loans and construction loans, which equaled 1.0% and 1.4% of total loans outstanding, respectively, at fiscal year end 2004. Comparatively, at fiscal year end 2000, commercial business loans and construction loans equaled 0.1% and 4.9% of total loans outstanding, respectively.

         The intent of the Company's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Kearny Financial's overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Since fiscal year end 2000, mortgage-backed securities have been the most prominent source of asset growth for the Company and represent the Company's largest investment concentration. Recent growth of the mortgage-backed securities portfolio has been facilitated by redeployment of cash flow

RP(R) Financial, LC.
Page 1.7


generated from loan repayments, which increased significantly during the past two years as the result of borrowers refinancing into lower rate mortgages. The portfolio of mortgage-backed securities consists substantially of mortgage-pass-through certificates that are guaranteed or insured by a federal agency, most of which have fixed rate terms of more than 10 years. In previous years, collateralized mortgage obligations ("CMOs") have comprised a very minor portion of the Company's mortgage-backed securities portfolio. Kearny Financial's investment in mortgage-backed securities reached a peak balance of $968.5 million or 50.8% of assets at fiscal year end 2000 and equaled $771.4 million or 39.8% of assets at fiscal year end 2004. The Company's investment in mortgage-backed securities is classified as held to maturity and, as of June 30, 2004, the market value of the portfolio was $1.4 million above the carrying value of the portfolio.

         Over the past five fiscal years, the Company's level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 15.3% of assets at year fiscal end 2002 to a high of 33.3% of assets at year end 2003. The relatively low cash and investments ratio maintained at fiscal year end 2002 was the result of the higher concentration of funds that were maintained in mortgage-backed securities, while the comparatively higher cash and investments ratio maintained at fiscal year end 2003 reflects the redeployment of cash flow realized from repayments of mortgage-backed securities and loans into cash and investments. As of June 30, 2004, the Company maintained total cash and investments of $528.3 million or 27.3% of assets, which included $39.5 million of cash and equivalents. Investments held by the Company at June 30, 2004 consisted of U.S. Government and agency securities ($274.4 million), municipal bonds ($161.5 million), Freddie Mac stock ($15.9 million), mutual funds ($13.9 million), FHLB stock ($11.4 million) and trust preferred securities ($11.8 million). As of June 30, 2004, the Company maintained $41.6 million of investment securities classified as available for sale (Freddie Mac stock, mutual funds and trust preferred securities) and $435.9 of investment securities classified as held to maturity (U.S Government and agency securities and municipal bonds). As of June 30, 2004, the net unrealized gain on available for sale portfolio equaled $15.5 million and the market value of the held to maturity investment portfolio was $7.1 million below the carrying value of the portfolio. Exhibit I-4 provides historical detail of the Company's investment portfolio.

RP(R) Financial, LC.
Page 1.8


         Retail deposits have consistently been the primary funding source for the Company's assets, while the Company's use of borrowings has typically been limited. From fiscal year end 2000 through fiscal year end 2004, the Company's deposits increased at an annual rate of 5.1%. Positive deposit growth was sustained from fiscal year end 2000 through fiscal year end 2003, which was followed by a slight decline in deposits during the fiscal year ended 2004. Over the past five years, deposits ranged from a low of 75.0% of assets at fiscal year end 2000 to a high of 80.8% of assets at fiscal year end 2003. As of June 30, 2004, the Company maintained total deposits of $1.5 billion equal to 79.4% of assets. As of June 30, 2004, CDs and transaction and savings accounts comprised 62.7% and 37.3% of the Company's total deposits, respectively, which was fairly consistent with the Company's historical deposit composition.

         Borrowings serve as an alternative funding source for the Company to address funding needs for liquidity purposes and to facilitate management of deposit costs. Over the past five years, borrowings ranged from a high of 8.2% of assets at fiscal year end 2000 to a low of 3.8% of assets at fiscal year end 2003. As of June 30, 2004, the Company maintained total borrowings of $94.2 million equal to 4.9% of assets. The Company's use of borrowings has generally been limited to FHLB advances and at June 30, 2004 the entire balance of the Company's borrowings consisted of short- and intermediate-term FHLB advances.

         The Company's capital increased at a 4.9% annual rate from fiscal year end 2000 through fiscal year end 2004, reflecting the retention of earnings and capital growth realized from the acquisitions of Pulaski and West Essex. Equity as a percent of assets remained fairly consistent throughout the five year period, ranging from a low of 13.9% of assets at fiscal year end 2003 to a high of 15.2% of assets at fiscal year end 2004. As the result of the goodwill and intangibles created by the Pulaski and West Essex acquisitions, the Company's tangible equity-to-assets ratio declined from a peak ratio of 13.5% at fiscal year end 2001 to 10.8% at fiscal year end 2004. Kearny Federal maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2004. The addition of stock proceeds will serve to strengthen the Company's capital position and competitive posture within its primary market area, as well as possibly support expansion through acquisition. At the same time, as the result of the Company's relatively high pro forma capital position, Kearny Financial's return on equity can be expected to be below industry averages following its stock offering.

RP(R) Financial, LC.
Page 1.8


Income and Expense Trends
-------------------------

         Table 1.2 shows the Company's historical income statements for the past five fiscal years. The Company reported positive earnings over the past five fiscal years, ranging from a low of 0.45% of average assets during fiscal 2003 to a high of 0.91% of average assets during fiscal 2000. For the fiscal year ended June 30, 2004, the Company reported net income of $12.9 million equal to 0.67% of average assets. The lower return posted in fiscal 2003 was mostly related to merger expenses incurred in connection with the acquisition of West Essex. Net interest income and operating expenses represent the primary components of Kearny Financial's core earnings. Non-interest operating income derived from Kearny Financial's retail banking activities has been a limited contributor to earnings, while loan loss provisions established over the past five years have been nominal. Likewise, income derived from sources of non-operating income has not been a significant factor in the Company earnings over the past five fiscal years.

         Kearny Financial has maintained a relatively low net interest margin throughout the period shown in Table 1.2, which has been mostly related to an interest-earning composition that has a high concentration of investments as opposed to comparatively higher yielding loans. Over the past five fiscal years, the Company's net interest income to average assets ratio ranged from a high of 2.99% during fiscal 2000 to a low of 2.42% during fiscal 2004. Most of the decline in the Company's net interest income ratio has occurred during the past two fiscal years, which has resulted from a more significant reduction in yield income relative to funding expense. The decline in the Company's net interest income ratio reflects the impact of loan portfolio shrinkage, as well as accelerated repayments incurred in the mortgage-backed securities portfolio, and the redeployment of those funding into lower yielding investments. The Company's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

         Consistent with the Company's adherence to a traditional thrift operating philosophy and resultant limited diversification, sources of non-interest operating income have been a somewhat modest contributor to the Company's earnings. Throughout the period shown in Table 1.2, sources of non-interest operating income have ranged from a low of 0.08% of average assets during fiscal years 2001 and 2004 to a high of 0.11% of average assets during fiscal 2003. Non-interest operating income equaled 0.09% of average assets during fiscal 2004. Sources of non-

RP Financial, LC
Page 1.10


                                    Table 1.2
                             Kearny Financial Corp.
                          Historical Income Statements
                     (Amount and Percent of Avg. Assets)(1)

                                                                     For the Fiscal Year Ended June 30,
                                          ----------------------------------------------------------------------------------------
                                               2000                2001              2002              2003             2004
                                          --------------  ----------------- -------------------  ---------------  ----------------
                                          Amount     Pct    Amount     Pct    Amount       Pct    Amount    Pct    Amount     Pct
                                           ($000)    (%)     ($000)    (%)     ($000)      (%)     ($000)   (%)     ($000)    (%)

 Interest Income                        $110,890   6.62%  $114,566    6.68% $106,162      5.88%  $96,492   4.88%  $78,654    4.09%
 Interest Expense                        (60,818) -3.63%   (67,318)  -3.92%  (54,443)    -3.02%  (44,695) -2.26%  (32,100)  -1.67%
                                         -------   ----    -------    ----   -------      ----   -------   ----   -------   ----
 Net Interest Income                     $50,072   2.99%   $47,248    2.75%  $51,719      2.87%  $51,797   2.62%  $46,554    2.42%
 Provision for Loan Losses                  (102) -0.01%      (162)  -0.01%       (3)     0.00%        0   0.00%        0    0.00%
                                         -------   ----    -------    ----   -------      ----   -------   ----   -------   ----
  Net Interest Income after Provisions   $49,970   2.98%   $47,086    2.74%  $51,716      2.87%  $51,797   2.62%  $46,554   2.42%
                                                                                                                            0.00%
 Other operating income                   $1,822   0.11%    $1,351    0.08%   $1,703      0.09%   $1,847   0.09%   $1,560   0.08%
 Amortization of goodwill/intangibles    ($3,210) -0.19%   ($2,947)  -0.17%  ($2,947)    -0.16%    ($636) -0.03%    ($636) -0.03%
 Operating Expense                       (22,669) -1.35%   (24,572)  -1.43%  (25,499)    -1.41%  (28,795) -1.46%  (28,245) -1.47%
                                         -------   ----    -------    ----   -------      ----   -------   ----   -------   ----
  Net Operating Income                   $25,913   1.55%   $20,918    1.22%  $24,973      1.38%  $24,213   1.22%  $19,234   1.00%

Non-Operating Income
Trading account income                      $223   0.01%      $172    0.01%      $62      0.00%       $0   0.00%       $0   0.00%
Merger expenses                                0   0.00%         0    0.00%     (619)    -0.03%  (14,921) -0.75%     (592) -0.03%
                                         -------   ----    -------    ----   -------      ----   -------   ----   -------   ----
   Net Non-Operating Income                 $223   0.01%      $172    0.01%    ($557)    -0.03% ($14,921) -0.75%    ($592) -0.03%

 Net income before minority
   interest and tax                      $26,136   1.56%   $21,090    1.23%  $24,416      1.35%   $9,292   0.47%  $18,642   0.97%
Minority interest in consolid. subs.      (2,079) -0.12%    (1,739)  -0.10%  ($3,140)    -0.17%   $4,844   0.24%        0   0.00%
 Income Taxes                             (8,815) -0.53%    (6,823)  -0.40%   (7,926)    -0.44%   (5,237) -0.26%   (5,745) -0.30%
                                         -------   ----    -------    ----   -------      ----   -------   ----   -------   ----
 Net Income (Loss)                       $15,242   0.91%   $12,528    0.73%  $13,350      0.74%   $8,899   0.45%  $12,897   0.67%


Adjusted Earnings
Net Income Before Ext. Items             $15,242   0.91%   $12,528    0.73%  $13,350      0.74%   $8,899   0.45%  $12,897   0.67%
Addback: Non-Operating Losses                  0   0.00%         0    0.00%      619      0.03%   14,921   0.75%      592   0.03%
Deduct: Non-Operating Gains                 (223) -0.01%      (172)  -0.01%      (62)     0.00%        0   0.00%        0   0.00%
Tax Effect Non-Op. Items(2)                   91   0.01%        70    0.00%     (228)    -0.01%   (6,095) -0.31%     (242) -0.01%
                                         -------   ----    -------    ----   -------      ----   -------   ----   -------   ----
Adjusted Net Income                      $15,110   0.90%   $12,426    0.72%  $13,679      0.76%  $17,725   0.90%  $13,247   0.69%

--------------
(1)   Ratios are as a percent of average assets.
(2)   Assumes tax rate of 40.85%

Sources: Kearny  Financial's  prospectus,  audited  financial  statements and RP
         Financial calculations.

RP Financial, LC
Page 1.11


interest operating income consist substantially of fees and service charges generated from the Company's retail banking activities. Overall, beyond Kearny Financial's limited diversification in general, the absence of a loans serviced for others portfolio has been a limiting factor in the amount of non-interest operating income generated by the Company. Notwithstanding, the potential increase in non-interest operating income that may be realized through further growth of checking accounts, Kearny Financial's earnings can be expected to remain highly dependent upon the net interest margin.

         Operating expenses represent the other major component of the Company's earnings, ranging from a low of 1.49% of average assets during fiscal 2003 to a high of 1.60% of average assets during fiscal 2001. Operating expenses equaled 1.50% of average assets during fiscal 2004. In general, the Company's low operating expense ratio has been facilitated by implementation of a relatively undiversified operating strategy and maintenance of a relatively high concentration of interest-earning assets in less service intensive cash and investments. Upward pressure will be placed on the Company's operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Company's capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

         Overall, the general trends in the Company's net interest margin and operating expense ratio since fiscal 2000 reflect a decline in core earnings, as indicated by the Company's expense coverage ratio (net interest income divided by operating expenses). Kearny Financial's expense coverage ratio equaled 1.94 times during fiscal 2000, versus a comparable ratio of 1.61 times during fiscal 2004. The decline in the expense coverage ratio was the result of a decline in the net interest income ratio. Similarly, Kearny Financial's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 43.5% during fiscal 2000 was more favorable than the 58.8% efficiency ratio maintained during fiscal 2004.

         Over the past five fiscal years, maintenance of favorable credit quality measures and a declining loan balance have served to substantially limit the amount of loss provisions established during the period. During the past two fiscal years, the Company has not established

RP Financial, LC
Page 1.12

loan loss provisions. As of June 30, 2004, the Company maintained valuation allowances of $5.1 million, equal to 1.02% of net loans receivable and 221.0% of non accruing loans and accruing loans that are 90 days or more past due. Exhibit I-6 sets forth the Company's loan loss allowance activity during the past five fiscal years.

         Non-operating income and expenses typically have not been a material factor in the Company's earnings. Non-operating income has been substantially limited by the Company's general philosophy of retaining all loans originated for investment. During fiscal years 2000 through 2002, the Company recorded a modest amount of trading account income. Merger expenses incurred in connection with the acquisitions of Pulaski and West Essex have been recorded during the past three fiscal years, with the most significant merger expenses incurred during fiscal 2003. Merger expenses recorded during fiscal 2003 amounted to $14.9 million or 0.75% of average assets.

         Earnings for the fiscal years ended 2000 through 2003 include the accounting adjustment for West Essex's and Pulaski's earnings, based on the public or minority ownership interest that were maintained in each entity. During fiscal years 2000 through 2002, West Essex and Pulaski reported net income on a combined basis and therefore the accounting adjustment for minority interests reflected a reduction to the Company's net income. During fiscal 2003, West Essex and Pulaski reported a net loss on a combined basis and therefore the accounting adjustment for minority interest reflected an increase to the Company's net income. The net loss reflected for the minority interests during fiscal 2003 was the result of one time expenses that were incurred by West Essex in connection with the acquisition, most of which were in the area of compensation costs.

         The Company's effective tax equaled 30.8% during fiscal 2004, which was less than the effective statutory rate as the result of tax exempt income earned on certain investments. As set forth in the prospectus, the Company's effective statutory tax rate equals 40.85%.

RP Financial, LC
Page 1.13


Interest Rate Risk Management
-----------------------------

         The Company's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of June 30, 2004, the Net Portfolio Value ("NPV") analysis provided by the OTS indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 34% decline in the Company's NPV (see Exhibit I-7).

         The Company manages interest rate risk from the asset side of the balance sheet through such strategies as emphasizing investments with shorter term maturities in low interest rate environments, investing in adjustable rate mortgage-backed securities, investing in U.S. Government and agency securities with laddered maturities out to eight years and underwriting 1-4 family fixed rate loan originations to allow for their sale in the secondary market. As of June 30, 2004, of the total loans due after June 30, 2005, fixed rate loans comprised 80.7% of those loans (see Exhibit I-8). On the liability and equity side of the balance sheet, management of interest rate risk has been pursued through maintaining a strong capital position and through emphasizing the build-up of less interest rate sensitive and lower costing transaction and savings accounts.

         The infusion of stock proceeds will serve to further limit the Company's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.


Lending Activities and Strategy
-------------------------------

         Kearny Financial's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company's loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate and multi-family loans. To a lesser extent, the Company's lending activities include construction, commercial business and consumer loans. Going forward, the Company's lending strategy is to pursue further diversification of the loan portfolio, whereby growth of commercial real estate, commercial business and home equity loans will be emphasized. However, the origination of 1-4 family permanent mortgage loans is expected to

RP Financial, LC
Page 1.14

remain as the Company's most prominent lending activity. Exhibit I-9 provides historical detail of Kearny Financial's loan portfolio composition over the past five fiscal years and Exhibit I-10 provides the contractual maturity of the Company's loan portfolio by loan type as of June 30, 2004.

         Kearny Financial originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans. All loans originated by the Company are retained for investment. In the relatively low interest rate environment that has prevailed in recent years, the substantial portion of the Company's 1-4 family lending volume has consisted of fixed rate loans. ARM loans offered by the Company include loans with repricing terms of one, three, five, seven or ten years and are indexed to the one year U.S. Treasury note. Initial rates on ARM loans are typically discounted from the fully-indexed rate. After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term. The Company also offers a five-year ARM loan with a five year repricing period for the term of the loan. Fixed rate loans offered by the Company have terms ranging from 10 through 30 years. The Company typically requires a loan-to-value ("LTV") ratio of 80.0% or less for 1-4 family loans, but will lend up to a 95.0% LTV ratio with private mortgage insurance ("PMI"). From time-to-time, the Company has supplemented originations of 1-4 family loans with purchases of loan packages. Purchased loans are underwritten to Freddie Mac guidelines and are secured by local properties. As of June 30, 2004, the Company maintained 1-4 family permanent mortgage loans totaling $358.2 million, equal to 70.2% of total loans outstanding.

         Commercial real estate/multi-family loans represent the most significant area of lending diversification for the Company. Commercial real estate/multi-family loans are collateralized by properties in the Company's regional market area. Kearny Financial originates commercial real estate loans up to a maximum LTV ratio of 75.0% and requires a minimum debt-coverage ratio of
1.25 times. Loan terms provide for up to 20 year amortizations with terms to maturity of 15 years or less. Commercial real estate/multi-family loans are offered as fixed and floating rate loans some of which have a balloon provision of five-to-fifteen years. In light of the higher credit risk associated with commercial real estate and multi-family loans, loan rates offered on those loans are at a premium to the Company's 1-4 family loan rates and as a policy have a rate of at least 400 basis points above the Company's cost of funds. Properties securing the

RP Financial, LC
Page 1.15

commercial real estate/multi-family loan portfolio include retail properties, warehouses, mix-use buildings, office buildings and apartment buildings. Growth of commercial real estate lending is currently an area of lending emphasis for the Company. As of June 30, 2004, the Company's commercial real estate/multi-family loan portfolio totaled $83.4 million or 16.4% of the total loan portfolio.

         Construction loans originated by the Company generally consist of loans to finance the construction of 1-4 family residences and, to a lesser extent, financing for the construction of multi-family and commercial properties. Construction loans extended for 1-4 family properties are typically for the construction of pre-sold homes. In addition, the Company makes construction loans to home builders on a speculative basis, but such loans are typically limited to one loan per builder and do not constitute a significant part of the Company's construction lending activities. Construction loans generally are offered for a one-year term and require payment of interest only during the construction period. The Company will originate construction loans up to a LTV ratio of 80.0%. Commercial real estate and multi-family construction loans are originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. As of June 30, 2004, Kearny Financial's outstanding balance of construction loans totaled $7.2 million or 1.4% of total loans outstanding.

         Diversification into non-mortgage lending consists primarily of consumer loans and, to a lesser extent, commercial business loans. Home equity loans constitute the major portion of the consumer loan portfolio. Home equity loans are offered as fixed rate amortizing loans, fixed rate lines of credit or floating rate lines of credit. Home equity loans are offered for terms of up to 15 years and the Company will lend up to maximum LTV ratio of 80.0% of the combined balance of the first mortgage and an amortizing home equity loan. For home equity lines of credit, the Company will lend up to a maximum LTV ratio of 75.0% of the combined balance of the first mortgage and the line of credit. The balance of the consumer loan portfolio consists primarily of loans secured by deposits, with other types of consumer loans held by Company being nominal. Other than home equity and second mortgage loans, consumer lending is expected to remain as a

RP Financial, LC
Page 1.16


limited area of loan diversification for the Company. As of June 30 2004, the Company's consumer loan portfolio, totaled $56.1 million equal to 11.0% of total loans outstanding.

         The Company offers commercial business loans to small and medium sized companies in its market area. Commercial business loans generally are offered as lines of credit with a one year term. The commercial business loan portfolio consists primarily of secured loans, while the portfolio also includes a modest balance of unsecured loans. Commercial business lending is being emphasized as a source of loan growth for the Company. As of June 30, 2004, Kearny Financial's outstanding balance of commercial business loans totaled $5.2 million or 1.0% of total loans outstanding.

         Exhibit I-11 provides a summary of the Company's lending activities over the past three fiscal years. The Company's lending volume had declined during the past three fiscal years, with most of the decline attributable to reduced lending volumes for 1-4 family permanent mortgage loans. Total loan originated declined from $187.7 million during fiscal 2002 to $141.8 million during fiscal 2004, while over the same time period originations of 1-4 family permanent mortgage loans declined from $119.4 million to $69.6 million. During the past three fiscal years, originations of residential mortgage loans accounted for 56.2% of the total loans originated by the Company. Home equity loans and commercial real estate loans have been the most active areas of lending diversification for the Company over the past three fiscal years, accounting for 22.8% and 11.8%, respectively, of total loans originated. Partially offsetting the decline in loan originations was an increase in loans purchased, with total loans purchased amounting to $15.0 million during fiscal 2004 compared to $5.7 million during fiscal 2003 and $9.6 million during fiscal 2002. Loan repayments were more significant than loans originated and loans purchased during each of the past three fiscal years, particularly during fiscal 2003 when loan repayments equaled $249.4 million compared to total loans originated and purchased of $168.0 million. Overall, net loans receivable declined from $591.1 million at fiscal year end 2002 to $505.8 million at fiscal year end 2004.


Asset Quality
-------------

         The Company's 1-4 family lending emphasis has generally supported favorable credit quality measures. Over the past five fiscal years, Kearny Financial's balance of non-performing

RP Financial, LC
Page 1.17


assets ranged from a high of 0.21% of assets at fiscal year end 2000 to a low of 0.13% of assets at fiscal year end 2004. As shown in Exhibit I-12, the Company's balance of non-performing assets at June 30, 2004 consisted of $2.3 million of non-accruing loans, $39,000 of accruing loans past due 90 days or more and $209,000 of real estate owned. The non-accruing loan balance at June 30, 2004 consisted of $771,000 of loans secured by 1-4 family properties, $1.4 million of loans secured by commercial real estate and multi-family properties, $39,000 of commercial business loans and $65,000 of consumer loans.

         To track the Company's asset quality and the adequacy of valuation allowances, Kearny Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Additionally, the Company has retained an independent consulting firm to perform a quarterly review of the loan portfolio. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2004, the Company maintained valuation allowances of $5.1 million, equal to 1.02% of net loans receivable and 221.0% of non-accruing loans and accruing loans which are past due 90 days or more.


Funding Composition and Strategy
--------------------------------

         Deposits have consistently accounted for the substantial portion of the Company's interest-bearing funding composition and at June 30, 2004 deposits equaled 94.2% of Kearny Financial's interest-bearing funding composition.
Exhibit I-13 sets forth the Company's deposit composition for the past three fiscal years and Exhibit I-14 provides the interest rate and maturities of the CD portfolio at June 30, 2004. CDs represent the largest component of the Company's deposit composition. As of June 30, 2004, the CD portfolio totaled $897.0 million or 58.3% of total deposits and 79.1% of the CDs were scheduled to mature in one year or less. As of June 30, 2004, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $188.0 million or 21.0% of total CDs. Kearny Financial does not maintain any brokered CDs. Deposit rates offered by the Association are generally in the middle-to-upper end of the range of rates offered by local competitors. Transaction and savings account deposits comprise the balance of the Company's deposit base, which in aggregate equaled $640.5 million or 41.7% of

RP Financial, LC
Page 1.18


total deposits. Comparatively, at fiscal year end 2002, the ratio of transaction and savings accounts comprising total deposits equaled 35.4%. The low interest rate environment is believed to have contributed to the increase in transaction and savings accounts maintained by the Company, as the general decline in CD rates has increased depositor preference to hold funds in liquid transaction accounts. Growth of saving accounts has been largest source of deposit growth for the company since fiscal year end 2002, with such deposits increasing from $265.3 million or 17.9% of total deposits at fiscal year end 2002 to $481.5 million or 31.3% of total deposits at fiscal year end 2004.

         Borrowings serve as an alternative funding source for the Company to facilitate management of liquidity and funding costs. In general, the Company's utilization of borrowings has been limited to FHLB advances. Borrowings held by the Company at June 30, 2004 consisted of $94.2 million of short- and intermediate-term FHLB advances. Exhibit I-15 provides further detail of Kearny Financial's borrowing activities during the past three fiscal years.


Subsidiaries and Other Activities
---------------------------------

         Kearny Financial's only subsidiary is Kearny Federal. Kearny Federal has two active subsidiaries, KFS Financial Services, Inc. and Kearny Federal Investment Corp. At June 30, 2004, West Essex Insurance Agency, a full service insurance agency which was acquired in the West Essex merger, also existed as a subsidiary of Kearny Federal. There has been limited activity in the West Essex Insurance Agency following the acquisition of West Essex by Kearny Financial, and it its anticipated that the West Essex Insurance Agency will be dissolved in September 2004.

         KFS Financial  Services,  Inc. ("KFS  Financial") was incorporated as a
New Jersey corporation in 1994 under the name of South Bergen Financial Services, Inc. and was acquired in Kearny Financial's merger with South Bergen Savings Bank in 1999. KFS Financial is a service corporation subsidiary organized for the purpose of selling insurance and investment products, including annuities, to Kearny Federal customers and the general public through a third party affiliation.

RP Financial, LC
Page 1.19


         Kearny Federal Investment Corp. was organized in June 2004 under New Jersey law as an investment company primarily to hold investment securities. At June 30, 2004, it did not hold any assets.


Legal Proceedings
-----------------

         Kearny Financial is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Company.

RP(R) Financial, LC.
Page 2.1

                                 II. MARKET AREA


Introduction
------------

         Kearny Financial currently conducts operations through the main office in Kearny and 24 branch offices. The Company's branch network serves an eight county market area in northern and central New Jersey. Fifteen of the Company's branches were acquired through the acquisitions of Pulaski and West Essex. Overall, the counties in which the Company operates encompasses 59% of the entire population of New Jersey. A map of the Company's office locations is included as Exhibit II-1. In September 2004, the Company will move its administrative offices into a newly built office facility located in Fairfield, New Jersey. The new administrative office facility is owned by the Company.

         The Company's market area is largely suburban and urban in nature as implied by the relatively high population density of the counties where the Company's branches are maintained. The northern New Jersey market (including Bergen, Essex, Hudson, Middlesex, Morris, Passaic and Union Counties) represents the greatest concentration of population, deposits and income in the state. For example, these counties combined represent 52% of the entire New Jersey population and a similar percentage of New Jersey households. The northern New Jersey market also represents the greatest concentration of Kearny Financial's retail operations. Ocean County is located on the central New Jersey coastline. Maintaining operations in a large metropolitan area serves as a benefit to the Company in periods of economic growth, while at the same time fosters significant competition for the financial services provided by Kearny Financial. The Company's competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and many of which are larger than the Company in terms of deposits, loans, scope of operations, and number of branches.

         Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been

RP Financial, LC
Page 2.2


examined to help determine the growth potential that exists for the Company and the relative economic health of the Company's market area.


Market Area Demographics
------------------------

         Overall, the markets served by the Company's branches exhibited a range of historical and projected demographic trends (see Table 2.1). All of the primary market area counties experienced increases in population and households from 2000 through 2004, with the more urbanized northern New Jersey markets generally recording slower growth compared to the state and the U.S. Ocean County's 2.2% annual population growth rate was the strongest among the primary market area counties, which has been supported by growth of retirement and resort communities along the central coastline of New Jersey. Projected population growth rates for the primary market area counties are not expected to vary materially from recent historical trends, with the counties of Middlesex, Morris and Ocean projected to continue to experience the strongest population growth rates over the next five years. Growth in households generally paralleled the population growth rates, with Ocean County posting the highest household growth rate among the primary market area counties. The counties of Middlesex, Morris and Ocean are also projected to experience the strongest household growth rates over the next five years.

         Median household and per capita income measures for the primary market area counties indicate that Morris County is a relatively affluent market, while Bergen County also had household and per capita income measures that were well above the comparable New Jersey measures. The relative affluence of Morris County is also implied by the higher percentage of households with incomes that exceed $100,000. Household and per capita income measures for New Jersey, as well as the substantial majority of the primary market area counties, were above the comparable U.S. measures, reflecting the higher costing of living associated with densely populated markets that comprise a large potion of the Company's market area. Median household income increased in all eight of the primary market area counties since 2000, with annual growth rates approximating the comparable New Jersey annual growth rate of 2.4%. Household income growth rates for the primary market area counties are projected to increase at slightly higher rates than recorded during the previous four years.

RP Financial, LC
Page 2.3


                   Table 2.1
         Kearny Financial Corporation
           Summary Demographic Data


                                         Year                   Growth Rate
                           ------------------------------  ---------------------
                               2000      2004      2009     2000-2004  2004-2009
                               ----      ----      ----     ---------  ---------
Population (000)
----------------
United States                281,422   295,628   314,309        1.2%      1.2%
New Jersey                     8,414     8,706     9,076        0.9%      0.8%
Bergen County                    884       900       919        0.4%      0.4%
Essex County                     794       801       812        0.2%      0.3%
Hudson County                    609       614       618        0.2%      0.1%
Middlesex County                 750       779       812        0.9%      0.9%
Morris County                    470       491       518        1.1%      1.1%
Ocean County                     511       558       622        2.2%      2.2%
Passaic County                   489       499       510        0.5%      0.5%
Union County                     522       533       546        0.5%      0.5%


Households (000)
----------------
United States                105,480   111,573   119,335        1.4%      1.4%
New Jersey                     3,065     3,178     3,322        0.9%      0.9%
Bergen County                    331       337       345        0.5%      0.5%
Essex County                     284       289       295        0.4%      0.4%
Hudson County                    231       232       234        0.2%      0.1%
Middlesex County                 266       276       288        0.9%      0.8%
Morris County                    170       177       186        1.0%      1.0%
Ocean County                     200       218       243        2.2%      2.2%
Passaic County                   164       166       169        0.4%      0.4%
Union County                     186       188       192        0.3%      0.3%


Median Household Income ($)
---------------------------
United States                $42,729   $48,124   $56,710        3.0%      3.3%
New Jersey                   $55,908   $61,437   $70,239        2.4%      2.7%
Bergen County                $66,174   $74,497   $87,136        3.0%      3.2%
Essex County                 $45,337   $49,923   $59,628        2.4%      3.6%
Hudson County                $40,742   $44,272   $50,176        2.1%      2.5%
Middlesex County             $62,120   $67,597   $77,072        2.1%      2.7%
Morris County                $77,714   $86,734  $103,856        2.8%      3.7%
Ocean County                 $46,802   $50,637   $56,054        2.0%      2.1%
Passaic County               $49,343   $53,857   $61,366        2.2%      2.6%
Union County                 $56,163   $61,814   $72,005        2.4%      3.1%

RP Financial, LC
Page 2.4

                              Table 2.1 (continued)
                          Kearny Financial Corporation
                            Summary Demographic Data


                                            Year                 Growth Rate
                            ------------------------------    ------------------
                                    2000            2004      2000-2004
                                    ----            ----      ---------
Per Capita Income ($)
---------------------
United States                     $21,587         $25,866         4.6%
New Jersey                        $27,006         $31,614         4.0%
Bergen County                     $33,638         $40,402         4.7%
Essex County                      $24,943         $29,897         4.6%
Hudson County                     $21,154         $24,384         3.6%
Middlesex County                  $26,535         $30,531         3.6%
Morris County                     $36,964         $43,856         4.4%
Ocean County                      $23,054         $26,062         3.1%
Passaic County                    $21,370         $24,307         3.3%
Union County                      $26,992         $31,435         3.9%


                                 Less Than      $25,000 to   $50,000 to     $100,000 to     Over
2004 HH Income Dist. (%)          $25,000         50,000      $100,000       $150,000    $150,000
------------------------          -------         ------      --------       --------    --------
United States                       24.7%           27.1%        30.8%          10.9%       6.5%
New Jersey                          18.6%           22.5%        32.1%          15.5%      11.4%
Bergen County                       14.0%           19.2%        31.2%          18.7%      17.0%
Essex County                        26.9%           23.2%        26.8%          12.1%      11.1%
Hudson County                       28.7%           27.0%        27.3%          10.6%       6.4%
Middlesex County                    14.4%           21.0%        35.9%          18.2%      10.5%
Morris County                        9.2%           15.9%        32.0%          21.1%      21.8%
Ocean County                        22.4%           26.9%        32.8%          12.4%       5.5%
Passaic County                      22.0%           24.6%        31.2%          14.1%       8.0%
Union County                        18.6%           22.3%        31.7%          15.2%      12.2%


Source:  ESRI Business Information Solutions

RP Financial, LC
Page 2.5


National Economic Factors
-------------------------

         The future success of the Company's operations is partially dependent upon various national and local economic trends. The recovery in the national economy showed signs of accelerating in third quarter of 2003, based on third quarter GDP growth of 8.2%. Job growth pushed the national unemployment rate down to 6.0% in October and 5.9% in November. Employment gains were aided by a pick-up in manufacturing activity, which was attributable to a surge in new orders. Despite the pick-up in economic activity, inflation remained low as core consumer prices fell in November for the first time since 1982. The December national unemployment rate unexpectedly dropped to a 14-month low of 5.7%; however, the decline was attributable to workers exiting the labor force rather than new jobs beings created.

         Economic data for January 2004 suggested that the economic recovery was gaining traction, as evidenced by a strong increase in U.S. industrial production for the month of January. Factory activity continued to rise in January and non-manufacturing activity grew for a tenth consecutive month in January 2004. The U.S. unemployment rate fell to a two-year low of 5.6% in January, as the pace of job growth picked-up. However, consumer confidence slipped in February, as hiring activity continued to lag the pace of the economic recovery. Employment data for February showed that jobs were added but well below expectations and the unemployment rate was unchanged at 5.6%. A stronger than expected increase in U.S. industrial production in February and initial jobless claims falling to their lowest level in three years in mid-March provided further indications that the U.S. economy was improving. Housing starts slowed in February for a second straight month, but demand for new homes remained strong. The March unemployment rate edged up to 5.7%, although job growth for the month was the strongest in four years and for the first time in 44 months there was no decline in manufacturing jobs. March economic data also showed manufacturing activity accelerating, a strong increase in retail sales, a surge in housing starts and new home sales, and a strong increase in durable-goods orders.

         The economy in general showed signs of accelerating going into the second quarter of 2004, even though first quarter GDP growth increased at a
slower  than   expected  3.9%  annual  rate.   Job  growth  in  April   exceeded
expectations, as the economy created 288,000 new jobs and the national unemployment rate fell to 5.6% in April. Some other economic data for April was

RP Financial, LC
Page 2.6

not as strong, as higher interest rates slowed new housing starts and sales of new homes. Orders for durable goods also fell in April, while fears of higher interest rates fueled a strong increase in home resales during April. Job growth remained strong in May, including in the manufacturing sector. An additional 248,000 jobs were created in May, bringing the three month total of jobs added to almost one million - the biggest three month increase since 2000. The May unemployment rate remained at 5.6%, as more people entered the labor market looking for work. Despite higher mortgage rates, sales of new and existing homes surged to record highs in May. Consumer spending rose 1.0% in May, which was the largest increase since October 2001. However, orders for durable goods posted an unexpected decline in May, resulting in the first back-to-back month drops in durable goods orders since the end of 2002.

         The economy showed signs of slowing at the end of the second quarter of 2004, as higher energy prices reduced consumer spending. Retail sales, industrial production and housing starts all fell in June. Job growth was also less than anticipated in June and the unemployment rate remained unchanged at 5.6% for the third straight month. The index of leading indicators fell in June for the first time in over a year and second quarter GDP declined to a 3.0% annual growth rate. Surging oil prices continued to hamper the U.S. economy during July, as employers added just 32,000 jobs in July. Despite modest job growth, the July unemployment rate dropped to 5.5%.

         In terms of interest rate trends over the past year, weak employment data for August 2003 provided a boost to the bond market in early-September. U.S. Treasury bonds continued to strengthen through mid-September, as the Federal Reserve left interest rates unchanged and indicated they would remain low, as government data showed underlying inflation at a 37-year low. Weaker than expected economic data that showed a decline in consumer confidence and a slow down in manufacturing activity further contributed to the decline in Treasury yields at the close of the third quarter.

         The decline in interest rates was reversed in the fourth quarter, as data indicating that the economic recovery was strengthening pushed Treasury yields higher during October and early-November 2003. Indications that the Federal Reserve would keep interest rates low and favorable inflation data served to push interest rates lower in mid-November. Treasury yields moved up again in early-December, largely on the basis of economic data that showed an

RP Financial, LC
Page 2.7


increase in manufacturing activity and the Federal Reserve's more upbeat assessment of the economy. The Federal Reserve concluded its December meeting with no change in the federal funds target rate of 1% and indicated that low interest rate levels could be maintained for a considerable period. Favorable inflation data supported a relatively stable interest rate environment at the close of 2003.

         Treasury bonds rallied at the beginning of 2004 on news of a weaker than expected December employment report, which showed job creation far below forecasted levels. In late-January, the Federal Reserve concluded to leave short-term interest rates unchanged at a 45-year low of 1%, but dropped its commitment to keep rates low for a considerable period of time. The change in the Federal Reserve's wording pushed Treasury yields higher at the end of January and into early-February. Following the spike-up in bond yields, interest rates eased lower into mid-February as January employment data showed that job growth remained less than robust. Interest rates stabilized during the second half of February, with the yield on the 10-year Treasury note edging below 4.0% at the end of the month. A weaker than expected employment report for February sparked a rally in Treasury bonds in early-March, as the lack of meaningful job growth raised expectations that the Federal Reserve would not increase rates anytime soon. The Federal Reserve left rates unchanged at its mid-March meeting, indicating that it could be patient about increasing rates because of low inflation, unused factory capacity and limited job growth. Treasury yields dropped to an eight month low following the Federal Reserve meeting and then eased higher through the end of March on indications that the economy was getting stronger.

         The upward trend in interest rates continued into the beginning of the second quarter of 2004, as strong economic data increased expectations that the Federal Reserve would increase interest rates. Bond yields were also pushed higher by signs of inflation coming back into the economy, as the consumer price index for March rose 0.5%. March economic data that showed a strengthening economy pressured bond yields higher through the end of April. Robust job growth in April sharpened the sell-off in long-term Treasurys during the first half of May, reflecting increased expectations that the Federal Reserve would raise interest rates soon. Treasury yields eased lower during mid-May, as investors shifted money to the relative safety of bonds in reaction to India's election results and the assassination of the head of the Iraqi

RP Financial, LC
Page 2.8


Governing Council. Strong job growth reflected in the May employment data and growing inflation concerns reversed the downward trend in bond yields during the first half of June, with the yield on the 10-year U.S. Treasury note hitting a two year in mid-June. Bond yields stabilized ahead of the Federal Reserve meeting at the end of June, as only a moderate increase in core consumer prices during May served to subdue concerns of a sharp rise in inflation. The Federal Reserve's decision to raise its short-term rate from 1.0% to 1.25% provided a boost to bond prices at the close of the second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate a quarter-point at a time.

         Signs of slower economic growth and a smaller than expected increase in June consumer prices served to stabilize interest rates through most of July 2004. Bond yields declined during the first half of August, as higher oil prices slowed the pace of economic expansion. The Federal Reserve raised short-term rates a quarter-point to 1.5% in August and signaled that more increases remain in store this year, based on expectations that the slowdown in the economy would only be temporary. As of August 20, 2004, one- and 10-year U.S. government bonds were yielding 1.89% and 4.21%, respectively, versus comparable year ago yields of 1.21% and 4.46%. Exhibit II-2 provides historical interest rate trends from 1995 through August 20, 2004.


Regional Economy
----------------

         The primary market area economy is relatively broad based and due to its overall geographic size, in general, is somewhat reflective of the New Jersey state economy. Consistent with the U.S. employment data, service jobs represent the largest employment sector in New Jersey and the service sector has added the most jobs over the past five years. As shown in Table 2.1, wholesale/retail trade, government and manufacturing comprised the other major employment sectors in New Jersey. From 1998 through 2002, the state of New Jersey added jobs in each of the past five years with the strongest job growth experienced in 2000. Comparatively, six of the eight primary market area counties experienced a decline in jobs in either 2001 or 2002. Morris County and Ocean County were the only two primary market area counties that added jobs in both 2001 and 2002, with the most significant job growth occurring in Ocean County. Ocean County's rapidly growing population has fueled the stronger pace of job growth in that market.

RP Financial, LC
Page 2.9




                                    Table 2.2
                        New Jersey Employment Sectors(1)

              Employment Sectors                    % of Labor Force
              ------------------                    ----------------

              Services                                      40.5%
              Government                                    12.8
              Wholesale/Retail Trade                        16.4
              Finance, insurance and real estate             9.9
              Manufacturing                                  7.9
              Construction                                   4.8
              Transportation and warehousing                 4.2
              Information                                    2.6
              Other                                          0.9
                                                           100.0%

(1)  As of 2002.

Source: Regional Economic Information System Bureau of Economic Analysis.


         Recent unemployment data for the market area is shown in Table 2.3. The data indicates that the June 2004 unemployment rate of 4.7% for state of New Jersey was below the comparable U.S. unemployment rate of 5.8%. Unemployment rates for both the state of New Jersey and the U.S. were lower in June 2004 compared to June 2003. June 2004 unemployment rates for the primary market area counties ranged from a low of 3.4% in Morris County to a high of 6.8% in Hudson County. The June 2004 unemployment rates for the primary market area counties showed an equal distribution between counties with higher and lower unemployment rates in comparison to the New Jersey unemployment rate. Consistent with the U.S. and New Jersey, all eight of the primary market area counties reflected lower unemployment rates for June 2004 compared to the year ago period.


                                    Table 2.3
                          Kearny Financial Corporation
                         Market Area Unemployment Trends

                                       June 2003            June 2004
         Region                      Unemployment          Unemployment
         ------                      ------------          ------------

         United States                    6.5%                   5.8%
         New Jersey                       5.9                    4.7
         Bergen County                    5.2                    4.0
         Essex County                     7.7                    6.2

RP Financial, LC
Page 2.10


                              Table 2.3(continued)
                          Kearny Financial Corporation
                         Market Area Unemployment Trends

                                     June 2003             June 2004
         Region                     Unemployment          Unemployment
         ------                     ------------          ------------

         Hudson County                  8.6                    6.8
         Middlesex County               5.6                    4.4
         Morris County                  4.5                    3.4
         Ocean County                   5.5                    4.5
         Passaic County                 7.8                    6.3
         Union County                   6.4                    5.2


         (1) Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.



Market Area Deposit Characteristics
-----------------------------------

         The Company's retail deposit base is closely tied to the economic fortunes of the New Jersey economy and, in particular, the economies of the markets where branches are currently maintained. Table 2.4 displays deposit market trends from June 30, 2000 through June 30, 2003 for the counties where the Company maintained branches during that period. The Company's deposit data includes the deposits that were acquired through the mergers of Pulaski and West Essex. Additional data is also presented for the state of New Jersey. The data indicates that deposit growth in all eight of the primary market area counties has been positive for the three year period covered in Table 2.4. Similar to the state of New Jersey, commercial banks maintained a larger market share of deposits than savings institutions in seven of the eight primary market area counties. Savings institutions maintained a slightly larger market share of deposits in Ocean County.

         Kearny Financial's largest deposit holding and largest market share of deposits is in Bergen County. The Company's $823.0 million of deposits at the Bergen County branches represented a 2.8% market share of bank and thrift deposits at June 30, 2003. Hudson County accounted for the Company's second largest holding and market share of deposits, with $281 million of deposits providing the Company with a 1.2% market share of bank and thrift deposits

RP Financial, LC
Page 2.11

                                    Table 2.4
                          Kearny Financial Corporation
                                 Deposit Summary


                                                                   As of June 30,
                              -------------------------------------------------------------------------------------------
                                             2000                                     2003
                              --------------------------------------------------------------------------      Deposits
                                                Market     No. of                     Market     No. of      Growth Rate
                                Deposits        Share     Branches   Deposits         Share     Branches      2000-2003
                                --------        -----     --------   --------         -----     --------      ---------
                                                                (Dollars In Thousands) (%)

State of New Jersey           $156,340,000     100.0%      3,010    $196,624,000     100.0%       3,102        7.9%
-------------------
       Commercial Banks        113,715,000      72.7%      2,221     142,519,000      72.5%       2,250        7.8%
       Savings Institutions     42,625,000      27.3%        789      54,105,000      27.5%         852        8.3%

Bergen County                  $24,563,000     100.0%        446     $29,769,000     100.0%         465        6.6%
-------------
      Commercial Banks          14,881,000      60.6%        317      18,798,000      63.1%         332        8.1%
      Savings Institutions       9,682,000      39.4%        129      10,971,000      36.9%         133        4.3%
      Kearny Financial             650,480       2.6%          9         823,045       2.8%          10        8.2%

Essex County                   $13,406,000     100.0%        239     $13,716,000     100.0%         252        0.8%
------------
      Commercial Banks           9,272,000      69.2%        165       8,645,000      63.0%         174       -2.3%
      Savings Institutions       4,134,000      30.8%         74       5,071,000      37.0%          78        7.0%
      Kearny Financial             142,825       1.1%          4         145,911       1.1%           4        0.7%

Hudson County                  $19,836,000     100.0%        164     $24,087,000     100.0%          35        6.7%
-------------
      Commercial Banks          16,350,000      82.4%        104      20,188,000      83.8%          34        7.3%
      Savings Institutions       3,486,000      17.6%         60       3,899,000      16.2%           1        3.8%
      Kearny Financial             240,031       1.2%          2         280,635       1.2%           2        5.3%

Middlesex County               $18,705,000     100.0%        222     $27,815,000     100.0%         236       14.1%
----------------
      Commercial Banks          14,863,000      79.5%        159      22,965,000      82.6%         158       15.6%
      Savings Institutions       3,842,000      20.5%         63       4,850,000      17.4%          78        8.1%
      Kearny Financial              30,702       0.2%          2         107,291       0.4%           3       51.8%

Morris County                   $8,301,000     100.0%        203     $10,837,000     100.0%         221        9.3%
-------------
      Commercial Banks           6,503,000      78.3%        162       8,163,000      75.3%         177        7.9%
      Savings Institutions       1,798,000      21.7%         41       2,674,000      24.7%          44       14.1%
      Kearny Financial              64,217       0.8%          2          91,306       0.8%           2       12.4%

Ocean County                    $8,466,000    100.00%        193     $10,380,000     100.0%         193      11.60%
------------
      Commercial Banks           4,511,000      53.3%        123       5,184,000      49.9%         117      12.00%
      Savings Institutions       3,955,000      46.7%         70       5,196,000      50.1%          76       4.90%
       Kearny Financial             58,405       0.7%          2          77,423       0.7%           2        9.9%

Passaic                         $7,181,000     100.0%        147      $8,623,000     100.0%         152        6.3%
-------
      Commercial Banks           5,643,000      78.6%        120       6,672,000      77.4%         125        5.7%
      Savings Institutions       1,538,000      21.4%         27       1,951,000      22.6%          27        8.3%
      Kearny Financial              10,934       0.2%          1          25,035       0.3%           1       31.8%

Union County                   $10,212,000     100.0%        193     $14,836,000     100.0%         204       13.3%
------------
      Commercial Banks           6,270,000      61.4%        126       9,654,000      65.1%         131       15.5%
      Savings Institutions       3,942,000      38.6%         67       5,182,000      34.9%          73        9.5%
      Kearny Financial              62,167       0.6%          1          66,156       0.4%           1        2.1%


 Source: FDIC

RP Financial, LC
Page 2.12


at June 30, 2003. Kearny Financial's relatively low market share of deposits highlights the presence of significantly larger competitors that operate in the markets that are served by the Company's branches. Deposit growth was recorded by the Company in all eight of the primary market counties during the three year period covered in Table 2.4, which generally served to preserve its deposit market share. From June 30, 2000 to June 2003, the Company gained deposit market share in three counties with Union County being the only county where the Company experienced a decline in deposit market share.


Competition
-----------

         The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Kearny Financial. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.5 lists the Company's largest competitors in the primary market area counties served by its branches, based on deposit market share as noted parenthetically. The Company's deposit market share and market rank are also provided in Table 2.5.


                                            Table 2.5
                                   Kearny Financial Corporation
                                 Market Area Deposit Competitors

         Location                            Name
         --------                            ----

         Bergen County             Bank of America Corp. (25.4%)
                                   Hudson City Bancorp (11.2%)
                                   Commerce Bancorp (5.3%)
                                   Kearny Financial (2.8%) - Rank of 12

         Essex County              Wachovia Corp. (14.1%)
                                   Bank of America Corp. (11.8%)
                                   PNC Financial Services (10.9%)
                                   Kearny Financial (1.1%) - Rank of 20

RP Financial, LC
Page 2.13


                                       Table 2.5(continued)
                                   Kearny Financial Corporation
                                   Market Area Deposit Competitors

         Location                       Name
         --------                       ----

         Hudson County             Bank of America Corp. (39.0%)
                                   TD Bank Financial Group (23.8%)
                                   North Fork Bancorp (9.2%)
                                   Kearny Financial (1.2%) - Rank of 13

         Middlesex County          Merrill Lynch & Co. (44.0%)
                                   Bank of America Corp. (8.7%)
                                   Wachovia Corp. (8.6%)
                                   Kearny Financial (0.4%) - Rank of 23

         Morris County             Bank of America Corp. (17.7%)
                                   Hudson City Bancorp (10.9%)
                                   J.P. Morgan Chase & Co. (10.2%)
                                   Kearny Financial (0.8%) - Rank of 20

         Ocean County              Bank of America Corp. (14.8%)
                                   Commerce Bancorp (13.7%)
                                   Wachovia Corp. (12.9%)
                                   Kearny Financial (0.7%) - Rank of 17

         Passaic County            Valley National Bancorp (27.7%)
                                   PNC Financial Services (11.2%)
                                   Wachovia Corp. (8.5%)
                                   Kearny Financial (0.3%) - Rank of 21

         Union County              Wachovia Corp. (30.4%)
                                   Bank of America Corp. (16.9%)
                                   Investors Bancorp (5.9%)
                                   Kearny Financial (0.4%) - Rank of 27

         Sources: FDIC and SNL Financial.

RP(R) Financial, LC.
Page 3.1


                            III. PEER GROUP ANALYSIS


         This chapter presents an analysis of Kearny Financial's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Kearny Financial is provided by these public companies. Factors affecting the Company's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Kearny Financial and the Peer Group, will then be used as a basis for the valuation of Kearny Financial's to-be-issued common stock.


Peer Group Selection
--------------------

         The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 20 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

         Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Kearny Financial's valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Company's Peer Group is consistent with the regulatory guidelines

RP Financial, LC
Page 3.2


and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.


Basis of Comparison
-------------------

         This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a fully-converted basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

         Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Company. The differences between the Peer Group's reported financial data and the financial data of Kearny Financial are not significant enough to distort the conclusions of the

RP Financial, LC
Page 3.3


comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.


Kearny Financial's Peer Group
-----------------------------

         Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded New Jersey-based MHC institutions with capital, earnings, loan portfolio composition, credit quality and interest rate risk comparable to Kearny Financial. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. The selection criteria for Kearny Financial's Peer Group was defined as the ten largest companies with assets of less than $10 billion. The asset sizes of the Peer Group companies ranged from $266 million to $8.4 billion. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

         Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 196 companies, the universe of public MHC institutions is small, thereby reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory

RP Financial, LC
Page 3.4


agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Kearny Financial and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Kearny Financial and the Peer Group.

         Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Kearny Financial, we believe such companies form a good basis for the valuation of Kearny Financial, subject to certain valuation adjustments.

         In aggregate, the Peer Group companies maintain a slightly higher level of capitalization relative to the universe of all public thrifts (10.99% of assets versus 10.67% for the all public average), generate lower earnings on a return on average assets basis (0.59% ROAA versus 0.82% for the all public average), and generate a lower return on equity (5.58% ROE versus 8.76% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

                                                                                    Fully
                                                                    Peer Group    Converted
                                                        All          Reported       Basis
                                                  Publicly-Traded      Basis     (Pro Forma)
                                                  ---------------      -----     -----------
   Financial Characteristics (Averages)
   Assets ($Mil)                                     $2,879           $1,850       $2,128
   Equity/Assets (%)                                  10.67%           10.99%       21.20
   Return on Assets (%)                                0.82             0.59         0.65
   Return on Equity (%)                                8.76             5.58         3.18

RP(R) Financial, LC.
Page 3.5

                                    Table 3.1
                      Peer Group of Publicly-Traded Thrifts
                               August 23, 2004(1)

                                                                                                             %
                                                                 Operating   Total           Fiscal  Conv. Public     Stock  Market
  Ticker   Financial Institution          Exchg. Primary Market  Strategy(2) Assets  Offices  Year   Date  Shares     Price   Value
  ------   ---------------------          ------ --------------  ----------- -----   ------   ----   ----  ------     -----   -----
                                                                             ($000)                          (%)       ($)    ($Mil)

CFFN     Capitol Fed. Fin. MHC of KS        OTC  Kansas             Thrift   $8,447     35    09-30  04/99   29.2%   $32.52  $2,406
NWSB     Northwest Bancorp MHC of PA        OTC  PA, NY, OH, MD     Thrift   $5,779    146    06-30  11/94   41.4%   $21.89  $1,050
CHFN     Charter Financial MHC of GA        OTC  SW GA, East. AL    Thrift   $1,068      8    09-30  10/01   18.4%   $33.18    $649
WFD      Westfield Financial MHC of MA (3) AMEX  Southwestern MA    Thrift     $789     10    12-31  12/01   46.5%   $21.10    $212
BCSB     BCSB Bankcorp MHC of MD            OTC  Northeast MD       Thrift     $750     16    09-30  07/98   36.4%   $14.79     $87
ONFC     Oneida Financial MHC of NY         OTC  Central NY         Thrift     $431      9    12-31  12/98   42.4%   $10.95     $82
ALLB     Alliance Bank MHC of PA (3)        OTC  Southeastern PA    Thrift     $383      8    12-31  03/95   20.0%   $30.00    $103
PBHC     Pathfinder BC MHC of NY (3)        OTC  Central NY         Thrift     $300      6    12-31  11/95   35.3%   $16.50     $40
GCBC     Green Co. Bancorp MHC of NY        OTC  Southeast NY       Thrift     $285      6    06-30  12/98   43.9%   $32.89     $68
JXSB     Jacksonville Bancorp MHC of IL     OTC  Central IL         Thrift     $266      8    12-31  04/95   46.8%   $14.99     $29


NOTES: (1) Or most  recent date  available  (M=March,  S=September,  D=December,
           J=June, E=Estimated, and P=Pro Forma)

       (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

       (3)  FDIC savings bank institution.

Source: Corporate offering circulars, data derived from information published in
        SNL Securities Quarterly  Thrift  Report,   and  financial   reports  of
        publicly-traded thrifts.

RP Financial, LC
Page 3.6


                                                                       Fully
                                                       Peer Group    Converted
                                           All          Reported       Basis
                                     Publicly-Traded      Basis     (Pro Forma)
                                     ---------------      -----     -----------

   Pricing Ratios (Averages)(1)
   ----------------------------
   Price/Earnings (x)                    17.37x           24.61x       25.09x
   Price/Book (%)                       156.40%          213.95%       96.67%
   Price/Assets (%)                      16.58            24.02        20.38

   (1) Based on market prices as of August 20, 2004.


         The following sections present a comparison of Kearny Financial's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


Financial Condition
-------------------

         Table 3.2 shows comparative balance sheet measures for Kearny Financial and the Peer Group. Kearny Financial's and the Peer Group's ratios reflect balances as of June 30, 2004, unless otherwise indicated for the Peer Group companies. Kearny Financial's net worth base of 15.2% was above the Peer Group's average net worth ratio of 11.0%. Accordingly, with the infusion of the net proceeds realized from the public offering, the Company will maintain a significantly higher equity-to-assets ratio than the Peer Group. However, the difference between the Company's and the Peer Group's tangible equity-to-assets ratio will be less significant, in light of the Company's higher level of intangibles. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 10.8% and 10.1%, respectively, as goodwill and intangibles maintained by the Company and the Peer Group equaled 4.4% and 0.9% of assets, respectively. The increase in Kearny Financial's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company's higher pro forma capitalization will also result in a relatively low return on equity. Both Kearny Financial's and the Peer Group's regulatory capital ratios reflected capital surpluses with respect to the

RP(R) Financial, LC.
Page 3.7


                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                               As of June 30, 2004

                                                              Balance Sheet as a Percent of Assets
                                        ---------------------------------------------------------------------------

                                         Cash &                        Borrow-              Good-            MEMO:
                                         Equiva-   MBS &                 ed    Subd. Net    will    Tng Net  Pref.
                                         lents    Invest Loans Deposits Funds  Debt Worth   & Intang Worth   Stock
                                         -----    ------ ----- -------- -----  ---- -----   -------- -----   -----
Kearny Financial Corp.
----------------------
  June 30, 2004                             2.0%  65.1% 26.1%  79.4%    4.9%    0.0% 15.2%    4.4%   10.8%     0.0%



All Public Companies                        3.8%  23.6% 67.9%  66.4%   21.0%    0.7% 10.6%    0.8%    9.9%     0.0%
State of NJ                                 3.1%  38.0% 56.0%  66.8%   20.3%    0.5% 11.5%    0.1%   11.4%     0.0%
Comparable Group Average                    3.9%  40.3% 50.7%  71.2%   15.2%    0.7% 11.0%    0.9%   10.1%     0.0%
   Mid-Atlantic Companies                   4.5%  34.3% 55.1%  78.0%   11.5%    1.1%  8.7%    1.2%    7.4%     0.0%
   Midwest Companies                        1.8%  43.7% 51.0%  69.1%   20.0%    0.3%  9.3%    0.6%    8.8%     0.0%
   Other Comparative Companies              4.4%  55.0% 37.2%  53.0%   21.4%    0.0% 19.6%    0.3%   19.3%     0.0%


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB   Alliance Bank MHC of PA (20.0)       6.7%  33.6% 54.0%  74.0%   16.1%    0.0%  9.2%    0.0%    9.2%     0.0%
BCSB   BCSB Bankcorp MHC of MD (36.4)       2.2%  44.5% 48.9%  77.6%   13.2%    3.1%  5.4%    0.4%    5.0%     0.0%
GCBC   Green Co Bcrp MHC of NY (43.9)       7.5%  37.4% 52.3%  85.6%    3.5%    0.0% 10.5%    0.0%   10.5%     0.0%
NWSB   Northwest Bancorp MHC of PA (41.4)   3.0%  25.1% 65.6%  81.1%    7.8%    1.8%  8.7%    2.5%    6.2%     0.0%
ONFC   Oneida Fincl MHC of NY (42.4)        2.7%  39.4% 47.8%  71.7%   16.2%    0.0% 11.3%    3.1%    8.2%     0.0%
PBHC   Pathfinder BC MHC of NY (35.3)       4.8%  25.7% 61.7%  78.0%   12.1%    1.7%  7.0%    1.5%    5.5%     0.0%

Midwest Companies
-----------------
CFFN   Capitol Fed. Fin. MHC of KS (29.2)   1.2%  44.1% 53.7%  49.4%   37.6%    0.6% 11.4%    0.0%   11.4%     0.0%
JXSB   Jcksnville Bcp MHC of IL (46.8)      2.3%  43.3% 48.3%  88.7%    2.4%    0.0%  7.2%    1.1%    6.1%     0.0%

New England Companies
---------------------
WFD    Westfield Finl MHC of MA (46.5)      6.8%  43.5% 45.1%  78.6%    5.9%    0.0% 14.8%    0.0%   14.8%     0.0%

Southeast Companies
-------------------
CHFN   Charter Financial MHC of GA (18.4)   2.0%  66.6% 29.3%  27.4%   36.8%    0.0% 24.4%    0.6%   23.9%     0.0%


RP(R) Financial, LC.
Page 3.7 (continued)


                              Table 3.2 (Continued)
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                               As of June 30, 2004


                                                       Balance Sheet Annual Growth Rates             Regulatory Capital
                                        --------------------------------------------------------- ----------------------
                                                    MBS,
                                                    Cash &                    Borrows.
                                                    Invest-                      &      Net Tng Net Tangi-
                                          Assets    ments      Loans  Deposit Subdebt Worth  Worth  ble    Core Reg.Cap.
                                          ------    -----      -----  ------- ------------- ------ -----   -------------
Kearny Financial Corp.
----------------------
  June 30, 2004                           -3.00%     -3.46%    -0.66% -4.72%  24.40%  5.45% -14.24% 10.87% 10.87% 32.87%



All Public Companies                      10.90%      1.97%    12.32%  7.94%  19.30%  2.40%  2.12%   9.41% 9.42%  16.81%
State of NJ                               12.09%     10.56%    21.50%  5.60%  13.66%  1.11%  0.96%  11.91% 11.18% 25.01%
Comparable Group Average                   4.69%      5.24%     4.43%  4.26%  14.52%  2.36%  0.90%   9.85% 9.31%  19.96%
   Mid-Atlantic Companies                  7.41%      8.20%     6.31%  7.30%   5.48%  4.19%  1.79%   7.59% 8.16%  15.17%
   Midwest Companies                      -0.17%      0.78%    -0.56% -0.88%  -1.61% -4.90% -5.30%  10.40% 8.52%  19.43%
   Other Comparative Companies             1.32%      0.83%     3.79%  0.25%  45.19%  4.14%  4.41%  11.84% 11.84% 27.68%


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB   Alliance Bank MHC of PA (20.0)     -0.47%    -12.36%     8.30% -0.62%  -0.01%  0.01%  0.01%    N.M. 9.32%  16.89%
BCSB   BCSB Bankcorp MHC of MD (36.4)     17.23%     40.36%    -1.96%  6.31%    N.M. 12.42%-13.07%   7.21% 7.21%  15.24%
GCBC   Green Co Bcrp MHC of NY (43.9)     10.75%      8.36%    12.65% 11.77%  25.00%  2.41%  2.41%    N.M.  N.M.    N.M.
NWSB   Northwest Bancorp MHC of PA (41.4) 10.65%     -6.04%    16.69%  9.90%  18.35% 40.08% 29.14%    N.M.  N.M.    N.M.
ONFC   Oneida Fincl MHC of NY (42.4)       0.35%     -4.77%     4.09%  2.13%  -2.13% -3.02% -6.59%   7.96% 7.96%  13.39%
PBHC   Pathfinder BC MHC of NY (35.3)      5.94%     23.65%    -1.94% 14.34% -13.80% -1.92% -1.14%    N.M.  N.M.    N.M.

Midwest Companies
-----------------
CFFN   Capitol Fed. Fin. MHC of KS (29.2) -2.11%     -9.58%     5.33% -2.43%  -1.61% -2.64% -2.64%  10.40% 10.40% 25.50%
JXSB   Jcksnville Bcp MHC of IL (46.8)     1.78%     11.14%    -6.44%  0.67%    N.M. -7.15% -7.97%    N.M. 6.64%  13.35%

New England Companies
---------------------
WFD    Westfield Finl MHC of MA (46.5)    -2.52%     -2.37%    -3.00% -5.43%  90.00% -6.70% -6.70%  14.59% 14.59% 27.89%

Southeast Companies
-------------------
CHFN   Charter Financial MHC of GA (18.4)  5.35%       4.03%   10.58%  5.93%   0.37% 14.98% 15.51%   9.08% 9.08%  27.46%


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP Financial, LC
Page 3.8


regulatory capital requirements, with the Company's ratios currently exceeding the Peer Group's ratios.

         The interest-earning asset compositions for the Company and the Peer Group were somewhat different, as the Company's interest-earning asset composition reflected a significantly lower concentration of loans in comparison to the Peer Group. The Company's loans-to-assets ratio equaled 26.1%, versus a comparable ratio of 50.7% for the Peer Group. Comparatively, the Company's cash and investments-to-assets ratio of 67.1% was well above the comparable Peer Group ratio of 44.2%, as the Company's higher ratio of investment securities more than offset the Peer Group's slightly higher ratio of cash and cash equivalents. Overall, Kearny Financial's interest-earning assets amounted to 93.2% of assets, which was less than the comparable Peer Group ratio of 94.9%. The Company's lower ratio was attributable to the larger impact of goodwill and intangibles on its balance sheet.

         Kearny Financial's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Company's deposits equaled 79.4% of assets, which was slightly above the Peer Group's ratio of 71.2%. Comparatively, borrowings accounted for a higher portion of the Peer Group's interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 4.9% and 15.9% for Kearny Financial and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 84.3% and 87.1%, respectively, with the Company's lower ratio supported by its maintenance of a higher capital position.

         A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company's IEA/IBL ratio of 110.6% approximates the Peer Group's IEA/IBL ratio of 109.0%. The additional capital realized from stock proceeds should serve to increase the Company's IEA/IBL ratio, as the interest free capital realized in Kearny Financial's stock offering is expected to be mostly deployed into interest-earning assets.

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Kearny Financial's and the Peer Group's growth rates are based on annual growth for the twelve month period ended June 30, 2004, unless otherwise indicated for the Peer Group companies. Kearny Financial's assets declined by 3.0% during the twelve month period, versus

RP Financial, LC
Page 3.9


4.7% growth posted by the Peer Group. The Company's asset shrinkage was mostly attributable to a decline in cash and investments and, to a lesser extent, a decline in loans. Comparatively, asset growth for the Peer Group was realized through a combination of loan growth and growth of cash and investments. Overall, the Peer Group's asset growth measures, as well as composition of interest-earning assets, would tend to indicate greater earnings growth potential relative to the Company's measures.

         Asset shrinkage and increased utilization of borrowings funded a 4.7% decline in the Company's deposits. Growth of deposits and borrowings funded the Peer Group's asset growth, with a higher growth rate indicated for borrowings. Deposit growth of 4.3% was recorded by the Peer Group, while the Peer Group's growth rate for borrowings of 14.5% was lower than the Company's comparable growth rate of 24.4%. The Company's higher growth rate for borrowings was the result of adding borrowings to a comparatively lower level of borrowings than maintained by the Peer Group. Capital growth rates posted by the Company and the Peer Group equaled 5.5% and 2.4%, respectively. The Company's slightly higher capital growth rate was supported by earning a slightly higher return on assets, as well as the negative impact that dividend payments and stock repurchases had on the Peer Group's capital growth. The Company's tangible capital declined by 14.2% as the result of the goodwill and intangibles created by the acquisition of West Essex Bancorp. Comparatively, the Peer Group posted tangible capital growth of 0.9%. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will likely depress the Company's capital growth rate following the stock offering and thereby reduce or eliminate the comparative advantage currently maintained by the Company with respect to its capital growth rate.


Income and Expense Components
-----------------------------

         Table 3.3 displays comparable statements of operations for the Company and the Peer Group, based on earnings for the twelve months ended June 30, 2004, unless otherwise indicated for the Peer Group companies. Kearny Financial and the Peer Group reported net income to average assets ratios of 0.67% and 0.59%, respectively. Lower levels of operating expenses and loss provisions accounted for the Company's higher return. The Peer Group's earnings reflected

RP(R) Financial, LC.
Page 3.10


                                    Table 3.3
         Income as Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 2004


                                                        Net Interest Income               Other Income
                                                    ----------------------------      --------------------
                                                                          Loss   NII                      Total
                                             Net                         Provis.After  Loan  R.E.  Other  Other
                                            Income  Income Expense  NII  on IEA Provis Fees  Oper. Income Income
                                            ------  ------ -------  ---  ------ ------ ----  ----- ------ ------
Kearny Financial Corp.
----------------------
  June 30, 2004                              0.67%   4.09%   1.67% 2.42%  0.00% 2.42% 0.00%  0.00%  0.08%  0.08%



All Public Companies                         0.83%   5.07%   2.03% 3.04%  0.15% 2.90% 0.06%  0.00%  0.62%  0.68%
State of NJ                                  0.83%   4.69%   1.86% 2.83%  0.04% 2.79% 0.07%  0.00%  0.27%  0.34%
Comparable Group Average                     0.59%   4.65%   1.99% 2.66%  0.11% 2.55% 0.03%  0.00%  0.64%  0.68%
   Mid-Atlantic Companies                    0.65%   4.90%   1.91% 2.99%  0.11% 2.88% 0.02%  0.01%  0.82%  0.85%
   Midwest Companies                         0.29%   4.59%   2.65% 1.94%  0.16% 1.78% 0.09%  0.00%  0.44%  0.53%
   Other Comparable Companies                0.73%   3.94%   1.56% 2.38%  0.04% 2.33% 0.02% -0.01%  0.32%  0.33%


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB    Alliance Bank MHC of PA (20.0)       0.63%   5.23%   2.09% 3.14%  0.10% 3.03% 0.01%  0.02%  0.32%  0.35%
BCSB    BCSB Bankcorp MHC of MD (36.4)       0.09%   4.55%   2.30% 2.25%  0.07% 2.17% 0.03% -0.01%  0.22%  0.24%
GCBC    Green Co Bcrp MHC of NY (43.9)       1.08%   4.92%   1.24% 3.67%  0.04% 3.63% 0.00%  0.00%  1.04%  1.04%
NWSB    Northwest Bancorp MHC of PA (41.4)   0.88%   4.97%   2.18% 2.79%  0.12% 2.67% 0.00%  0.02%  0.42%  0.45%
ONFC    Oneida Fincl MHC of NY (42.4)        0.70%   4.67%   1.71% 2.96%  0.12% 2.84% 0.00%  0.00%  2.40%  2.40%
PBHC    Pathfinder BC MHC of NY (35.3)       0.51%   5.05%   1.92% 3.13%  0.18% 2.95% 0.09%  0.01%  0.53%  0.63%

Midwest Companies
-----------------
CFFN    Capitol Fed. Fin. MHC of KS (29.2)   0.31%   4.48%   3.38% 1.11%  0.00% 1.11% 0.03%  0.00%  0.25%  0.28%
JXSB    Jcksnville Bcp MHC of IL (46.8)      0.26%   4.70%   1.93% 2.78%  0.32% 2.45% 0.15%  0.00%  0.62%  0.77%

New England Companies
---------------------
WFD     Westfield Finl MHC of MA (46.5)      0.72%   4.24%   1.47% 2.77%  0.08% 2.69% 0.02%  0.00%  0.34%  0.36%

Southeast Companies
-------------------
CHFN    Charter Financial MHC of GA (18.4)   0.75%   3.65%   1.66% 1.99%  0.01% 1.98% 0.02% -0.01%  0.30%  0.30%

RP(R) Financial, LC.
Page 3.10 (continued)


                              Table 3.3 (Continued)
         Income as Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 2004


                                                G&A/Other Exp.   Non-Op. Items  Yields, Costs, and Spreads
                                            ---------------- -------------- --------------------------
                                                                                                Yld-    MEMO:    MEMO:
                                              G&A   Goodwill  Net   Extrao.   Yield    Cost     Cost   Assets/  Effective
                                            Expense Amort.   Gains  Items   On Assets Of Funds Spread  FTE Emp.  Tax Rate
                                            ------- ------   -----  -----   --------- -------- ------  --------  --------
Kearny Financial Corp.
----------------------
  June 30, 2004                               1.50%   0.03%   0.00%  0.00%      4.38%   2.01%   2.37%    $7,594  30.82%



All Public Companies                          2.47%   0.02%   0.15%  0.01%      5.26%   2.29%   2.97%    $5,212  34.02%
State of NJ                                   1.87%   0.02%   0.09%  0.00%      4.83%   2.11%   2.71%    $7,353  37.05%
Comparable Group Average                      2.52%   0.02%   0.11%  0.00%      4.89%   2.30%   2.59%    $4,811  25.00%
   Mid-Atlantic Companies                     2.92%   0.03%   0.09%  0.00%      5.20%   2.12%   3.08%    $3,710  20.80%
   Midwest Companies                          1.89%   0.02%   0.06%  0.00%      4.77%   2.99%   1.78%    $6,936  38.51%
   Other Comparable Companies                 1.93%   0.01%   0.25%  0.00%      4.08%   2.15%   1.94%    $5,437  24.08%


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB    Alliance Bank MHC of PA (20.0)        2.71%   0.00%   0.01%  0.00%      5.52%   2.33%   3.20%    $4,845   7.00%
BCSB    BCSB Bankcorp MHC of MD (36.4)        2.31%   0.01%   0.01%  0.00%      4.72%   2.53%   2.19%    $4,285   8.73%
GCBC    Green Co Bcrp MHC of NY (43.9)        3.13%   0.00%   0.00%  0.00%      5.05%   1.41%   3.64%      N.M.  29.30%
NWSB    Northwest Bancorp MHC of PA (41.4)    1.90%   0.08%   0.10%  0.00%      5.28%   2.40%   2.88%    $3,585  28.46%
ONFC    Oneida Fincl MHC of NY (42.4)         4.43%   0.03%   0.15%  0.00%      5.17%   1.96%   3.21%    $2,950  24.79%
PBHC    Pathfinder BC MHC of NY (35.3)        3.05%   0.08%   0.24%  0.00%      5.43%   2.11%   3.32%    $2,884  26.52%

Midwest Companies
-----------------
CFFN    Capitol Fed. Fin. MHC of KS (29.2)    0.87%   0.00%   0.00%  0.00%      4.53%   3.85%   0.68%   $11,619  40.11%
JXSB    Jcksnville Bcp MHC of IL (46.8)       2.90%   0.03%   0.12%  0.00%      5.00%   2.12%   2.88%    $2,253  36.91%

New England Companies
---------------------
WFD     Westfield Finl MHC of MA (46.5)       2.18%   0.00%   0.15%  0.00%      4.44%   1.75%   2.69%    $5,194  28.66%

Southeast Companies
-------------------
CHFN    Charter Financial MHC of GA (18.4)    1.68%   0.02%   0.35%  0.00%      3.73%   2.54%   1.18%    $5,679  19.50%



Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP Financial, LC
Page 3.11


comparative earnings advantages with respect to posting higher levels of net interest income, non-interest operating income and net gains.

         The Peer Group's stronger net interest income ratio was realized through a higher interest income ratio, which was partially offset by the Company's lower interest expense ratio. The Peer Group's higher interest income ratio was realized through earning a higher yield on interest-earning assets (4.89% versus 4.38% for the Company) and maintenance of a higher concentration of assets in interest-earning assets. The Peer Group's higher yield was consistent with an interest-earning asset composition that reflected a higher concentration of loans as compared to the Company's interest-earning asset composition. Interest expense ratios for the Company and the Peer Group equaled 1.67% and 1.99% of average assets, respectively. The Company's lower interest expense ratio was supported by its higher level of capital and resulting lower level of interest-bearing liabilities funding assets, as well as maintenance of a lower cost of funds (2.01% versus 2.30% for the Peer Group). Overall, Kearny Financial and the Peer Group reported net interest income to average assets ratios of 2.42% and 2.66%, respectively.

         In another key area of core earnings strength, the Company maintained a significantly lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 1.53% and 2.54%, respectively, inclusive of amortization of goodwill and other intangibles. In general, the Company's lower operating expense ratio is supported by the more limited staffing needs that result from maintaining an interest-earning asset composition that is highly concentrated in investments and the lack of any significant diversification into areas that generate income from non-interest earning sources including the absence of off-balance sheet loan servicing. Consistent with the Company's lower operating expense ratio and less diversified operations, Kearny Financial maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $7.6 million for the Company, versus a comparable measure of $4.8 million for the Peer Group. On a post-offering basis, the Company's operating expenses can be expected to increase with the addition of stock benefit plans and expenses related to operating as a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. At the same time, Kearny Financial's

RP Financial, LC
Page 3.12


capacity to leverage operating expenses will be greater than the Peer Group's leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

         When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company's earnings strength was greater than the Peer Group's. Expense coverage ratios posted by Kearny Financial and the Peer Group equaled 1.58x and 1.04x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

         Sources of non-interest operating income provided a larger contribution to the Peer Group's earnings, with such income amounting to 0.68% and 0.08% of the Peer Group's and Kearny Financial's average assets, respectively. The Company's relatively low earnings contribution realized from non-interest operating income highlights it implementation of a traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been very limited. Taking non-interest operating income into account in comparing the Company's and the Peer Group's earnings, Kearny Financial's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 60.0% compared favorably to the Peer Group's efficiency ratio of 75.4%.

         Loan loss provisions had a larger impact on the Peer Group's earnings, as no loss provisions were established by the Company during the twelve month period. Comparatively, loss provisions established by the Peer Group equaled 0.11% of average assets. The higher level of loss provisions established by the Peer Group was consistent with its lower level of reserves maintained as a percent of loans (see Table 3.6) and its greater degree of diversification into higher risk types of lending (see Table 3.4).

         Net gains realized from the sale of assets were not a factor in Company's earnings, while the Peer Group recorded net gains equal to 0.11% of average assets. Given the volatile nature of

RP Financial, LC
Page 3.13


gains resulting from the sale of loans, investments and other assets, the net gains reflected in the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of the Company's and the Peer Group's respective earnings. Extraordinary items were not a factor in either the Company's or the Peer Group's earnings.

         Taxes had a larger impact on the Company's earnings, as Kearny Financial and the Peer Group posted effective tax rates of 30.8% and 25.0%, respectively.


Loan Composition
----------------

         Table 3.4 presents data related to the Company's and the Peer Group's loan portfolio compositions and investment in mortgage-backed securities. The Company's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (58.3% versus 48.8% for the Peer Group). The Company's higher ratio was attributable to maintaining a higher concentration of mortgage-backed securities, as the Peer Group's ratio of 1-4 family permanent mortgage loans was higher than the Company's ratio. Given the Company's philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. Loans serviced for others equaled 10.8% of the Peer Group's assets, which was a factor that contributed to the Peer Group's higher level of non-interest operating income. The Peer Group's balance of loans serviced for others translated into a modest balance of servicing intangibles.

         Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (10.3% of assets), followed by consumer loans (4.3% of assets). The Company's lending diversification consisted primarily of commercial real estate/multi-family loans (4.3% of assets), with other areas of lending diversification substantially limited to consumer loans (2.9% of assets). Overall, lending diversification for the Peer Group was more significant in all loan types. The Peer Group's more significant diversification into higher risk types of loans and higher concentration of assets

RP(R) Financial, LC.
Page 3.14

                   Table 3.4
Loan Portfolio Composition and Related Information
        Comparable Institution Analysis
              As of June 30, 2004


                                              Portfolio Composition as a Percent of Assets
                                              ---------------------------------------------------------
                                                        1-4    Constr.  5+Unit    Commerc.               RWA/   Serviced  Servicing
                  Institution                   MBS    Family  & Land   Comm RE   Business   Consumer   Assets For Others  Assets
                  -----------                   ---    ------  ------   -------   --------   --------   ------ ----------  ------
                                                (%)     (%)      (%)      (%)       (%)        (%)        (%)    ($000)     ($000)

Kearny Financial Corp.                         39.83%   18.50%   0.37%     4.31%      0.27%      2.89%   33.25%       $0        $0



All Public Companies                           12.43%   36.89%   4.91%    15.62%      3.60%      3.92%   60.20% $737,790    $9,137
State of NJ                                    24.57%   39.95%   0.83%     8.51%      2.37%      1.63%   49.24% $129,606    $1,180
Comparable Group Average                       19.58%   29.26%   1.25%    10.30%      3.39%      4.32%   51.71% $199,140      $814


Comparable Group
----------------

ALLB     Alliance Bank MHC of PA (20.0)         6.15%   23.31%   1.79%    27.89%      0.96%      1.42%   58.80%   $3,200        $0
BCSB     BCSB Bankcorp MHC of MD (36.4)        21.61%   27.77%   1.18%     7.52%     10.61%      1.18%   48.14%  $22,195        $0
CFFN     Capitol Fed. Fin. MHC of KS (29.2)    35.40%   50.79%   0.30%     0.50%      0.18%      0.00%   40.93% $652,542    $3,844
CHFN     Charter Financial MHC of GA (18.4)    35.03%   14.12%   3.53%     9.15%      0.65%      1.81%   48.26%  $42,654      $161
GCBC     Green Co. Bancorp MHC of NY (43.9)    20.47%   40.67%   1.48%     4.74%      1.65%      1.95%   45.84%       $0        $0
JXSB     Jacksonville Bancorp MHC of IL (46.8)  4.57%   24.06%   1.80%     8.58%      4.13%      7.89%   53.87% $159,542    $1,116
NWSB     Northwest Bancorp MHC of PA (41.4)      N.A.     N.A.    N.A.      N.A.       N.A.       N.A.   47.49% $946,000    $2,371
ONFC     Oneida Financial MHC of NY (42.4)     11.56%   21.98%   0.02%     8.24%      8.81%      8.01%   61.43%  $89,727      $330
PBHC     Pathfinder BC MHC of NY (35.3)        11.60%   45.30%   0.71%    10.32%      1.21%      5.34%   56.91%  $47,600      $253
WFD      Westfield Fin. MHC of MA (46.5)       29.81%   15.35%   0.40%    15.77%      2.34%     11.24%   55.39%  $27,936       $64


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP Financial, LC
Page 3.15


maintained in loans compared to lower risk-weighted investments translated into a higher risk-weighted assets-to-assets ratio of 51.7%, as compared to the Company's ratio of 33.3%.


Interest Rate Risk
------------------

         Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group companies. In terms of balance sheet composition, Kearny Financial's interest rate risk characteristics were considered to be fairly similar to the Peer Group's. Most notably, Kearny Financial's tangible capital position and IEA/IBL ratio approximated the comparable Peer Group ratios. A lower level of non-interest earning assets represented an advantage for the Peer Group with respect to capacity to generate net interest income and, in turn, limiting the interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should provide the Company with more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in Company's equity-to-assets and IEA/IBL ratios.

         To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Kearny Financial and the Peer Group. In general, the relative fluctuations in the Company's and the Peer Group's net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Kearny Financial and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Company's net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Kearny Financial's assets.


Credit Risk
-----------

         Overall, the credit risk associated with the Company's loan portfolio was considered to be slightly less than the Peer Group's, as implied by the Company's more favorable credit quality measures for problem loans and less significant diversification into higher risk types of

RP(R) Financial, LC.
Page 3.16

                                    Table 3.5
         Interest Rate Risk Measures and Net Interest Income Volatility
                         Comparable Institution Analysis
                As of June 30, 2004 or Most Recent Date Available


                                                   Balance Sheet Measures
                                                 ---------------------------
                                                                 Non-Earn.    Quarterly Change in Net Interest Income
                                                                              ------------------------------------------------------
                                                 Equity/  IEA/       Assets/
                  Institution                    Assets    IBL       Assets   6/30/04 3/31/04 12/31/03 9/30/03 6/30/03  3/31/03
                  -----------                    ------    ---       ------   ------- ------- -------- ------- -------  -------
                                                   (%)     (%)      (%)      (change in net interest income is annualized in
                                                                                                 basis points)

Kearny Financial Corp.                             10.8%  110.6%       6.8%     -15       -3      23      -1      -13      NA



All Public Companies                                9.9%  108.6%       4.7%      -3        1       7      -4       -8      -4
State of NJ                                        11.4%  111.6%       2.9%      -7        4      21     -23      -15       6
Comparable Group Average                           10.1%  110.3%       5.1%      -4        7      16     -10      -20      -5


Comparable Group
----------------

ALLB     Alliance Bank MHC of PA (20.0)             9.2%  104.7%       5.7%       1        8      -3      26      -22     -12
BCSB     BCSB Bankcorp MHC of MD (36.4)             5.0%  101.8%       4.4%       8      -17       3     -35      -35       0
CFFN     Capitol Fed. Fin. MHC of KS (29.2)        11.4%  113.0%       1.0%      -9       36      25     -35      -33     -51
CHFN     Charter Financial MHC of GA (18.4)        23.9%  152.5%       2.0%      -2        8      31      17       NA      NA
GCBC     Green Co. Bancorp MHC of NY (43.9)        10.5%  109.1%       2.7%     -20        8      13       1      -11       9
JXSB     Jacksonville Bancorp MHC of IL (46.8)      6.1%  103.2%       6.0%      -4       19      19     -17      -29       1
NWSB     Northwest Bancorp MHC of PA (41.4)         6.2%  103.4%       6.3%      -9       14      33     -15      -20       4
ONFC     Oneida Financial MHC of NY (42.4)          8.2%  102.3%      10.0%       5        8      -5      -6        0      -7
PBHC     Pathfinder BC MHC of NY (35.3)             5.5%  100.5%       7.7%       0      -27      16     -16      -10      19
WFD      Westfield Fin. MHC of MA (46.5)           14.8%  112.9%       4.6%      -8       18      27     -17      -14      -8


NA=Change is greater than 100 basis points during the quarter.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP Financial, LC
Page 3.17


lending. As shown in Table 3.6, Kearny Financial's' ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets was less than the comparable Peer Group ratio (0.13% versus 0.62% for the Peer Group). Non-performing loans equaled 0.45% of the Company's loans compared to 0.88% for the Peer Group. The Company maintained a higher level of loss reserves as a percent of non-performing loans (224.7% versus 156.8% for the Peer Group), while the Company and the Peer Group maintained comparable levels of reserves as a percent of loans (1.02% versus 1.07% for the Peer Group). The Company's credit risk exposure was also considered to be more favorable with respect to the lower net charge-offs that were recorded for the twelve month period, as net loan charge-offs equaled 0.01% and 0.10% of net loans receivable for the Company and the Peer Group, respectively.


Summary
-------

         Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Kearny Financial. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP(R) Financial, LC.
Page 3.18

                   Table 3.6
  Credit Risk Measures and Related Information
        Comparable Institution Analysis
     As of June 30, 2004 or Most Recent Date Available

                                                           NPAs &                                   Rsrves/
                                                  REO/    90+Del/    NPLs/   Rsrves/    Rsrves/     NPAs &     Net Loan      NLCs/
                  Institution                    Assets    Assets    Loans    Loans       NPLs      90+Del     Chargoffs     Loans
                  -----------                    ------    ------    -----    -----       ----      ------     ---------     -----
                                                   (%)      (%)       (%)      (%)        (%)         (%)       ($000)        (%)

Kearny Financial Corp.                            0.01%    0.13%     0.45%    1.02%    224.73%     202.76%         $36       0.01%



All Public Companies                              0.09%    0.55%     0.61%    0.95%    225.77%     188.77%        $294       0.15%
State of NJ                                       0.00%    0.18%     0.20%    0.65%    411.98%     303.18%        $101       0.02%
Comparable Group Average                          0.15%    0.62%     0.88%    1.07%    156.83%     121.94%        $249       0.10%


Comparable Group
----------------

ALLB     Alliance Bank MHC of PA (20.0)           0.98%    1.42%     0.54%    1.22%    227.36%      47.09%        $459      -0.23%
BCSB     BCSB Bankcorp MHC of MD (36.4)           0.02%    0.17%     0.30%    0.65%    216.50%     191.96%        $139       0.15%
CFFN     Capitol Fed. Fin. MHC of KS (29.2)       0.06%    0.15%     0.18%    0.10%     54.73%      34.83%         $64       0.01%
CHFN     Charter Financial MHC of GA (18.4)       0.03%    0.58%     1.73%    2.08%    120.06%     108.08%        $222      -0.15%
GCBC     Green Co. Bancorp MHC of NY (43.9)       0.03%     N.A.      N.A.    0.83%       N.A.        N.A.         $22       0.06%
JXSB     Jacksonville Bancorp MHC of IL (46.8)    0.17%    1.05%     1.73%    1.60%     92.90%      74.67%        $253       0.78%
NWSB     Northwest Bancorp MHC of PA (41.4)       0.07%    0.62%     0.84%    0.78%     92.60%      82.68%      $1,196       0.13%
ONFC     Oneida Financial MHC of NY (42.4)        0.02%    0.17%     0.30%    1.09%    360.60%     316.97%         $61       0.12%
PBHC     Pathfinder BC MHC of NY (35.3)           0.10%    1.11%     1.61%    0.98%     60.88%      55.29%         $47       0.10%
WFD      Westfield Fin. MHC of MA (46.5)          0.00%    0.33%     0.72%    1.33%    185.86%     185.86%         $27       0.03%



Source:  Audited and  unaudited  financial  statements,  corporate  reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 4.1


                             IV. VALUATION ANALYSIS


Introduction
------------

         This chapter presents the valuation analysis and methodology used to determine Kearny Financial's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company's pro forma market value utilizing the market value approach.


Appraisal Guidelines
--------------------

         The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings is somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP(R) Financial, LC.
Page 4.2


RP Financial Approach to the Valuation
--------------------------------------

         The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

         The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the stock offering process, RP Financial will: (1) review changes in the Company's operations and financial condition; (2) monitor the Company's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Kearny Financial's value, the market value of the stocks of public MHC institutions, or Kearny Financial's value alone. To the extent a change in factors impacting the

RP(R) Financial, LC.
Page 4.3


Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


Valuation Analysis
------------------

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Kearny Financial coming to market at this time.


1.       Financial Condition
         -------------------

         The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial strength are noted as follows:

     o    Overall  A/L  Composition.   The  Company's   interest-earning   asset
          -------------------------
          composition was concentrated in investments, while loans accounted for the largest portion of the Peer Group's interest-earning asset composition. Loan diversification was also more significant for the Peer Group. The smaller size of the Company's loan portfolio relative to total assets and more limited diversification into higher risk types of loans provided for a lower yielding and a lower risk weighted assets-to-assets ratio than maintained by the Peer Group. Kearny Financial's funding composition reflected a slightly higher concentration of deposits and slightly lower concentration of borrowings relative to the Peer Group's ratios. Overall, as a percent of assets, the Company maintained a lower level of interest-earning assets and a lower level of interest-bearing liabilities than indicated for the Peer Group, which resulted in similar IEA/IBL ratios for the Company and the Peer Group. After factoring in the impact of the net conversion proceeds, the Company's IEA/IBL ratio will be stronger than the Peer Group's ratio. For valuation purposes, the less favorable earnings potential of the Company's interest-earning asset composition is somewhat negated by its stronger pro forma IEA/IBL ratio. Accordingly,

RP(R) Financial, LC.
Page 4.4


          RP Financial concluded that no adjustment was warranted for the Company's overall asset/liability composition.

     o    Credit Quality.  The Company maintained lower ratios of non-performing
          --------------
          assets-to-assets and non-performing loans-to-loans. The Company also maintained higher valuation allowances as a percent of non-performing assets, while loss reserves as a percent of loans were comparable for the Company and the Peer Group. Net loan charge-offs were higher for the Peer Group and the Peer Group maintained a higher risk weighted assets-to-assets ratio. Overall, in comparison to the Peer Group, the Company's measures imply a lower degree of credit exposure and, thus, RP Financial concluded that a slight upward adjustment was warranted for the Company's credit quality.

     o    Balance Sheet  Liquidity.  The Company operated with a higher level of
          ------------------------
          cash and investment securities relative to the Peer Group (67.1% of assets versus 44.2% for the Peer Group); however, since most of the Company's investments are classified as held-to-maturity, the Company's higher cash and investments ratio does not represent a comparative advantage with respect to balance sheet liquidity. Kearny Financial's future borrowing capacity was considered to be slightly greater than the Peer Group's, in light of the higher level of borrowings maintained by the Peer Group. Overall, after factoring the increase in liquidity that will initially be provided by the infusion of the net stock proceeds, RP Financial concluded that a slight upward adjustment was warranted for the Company's balance sheet liquidity.

     o    Funding   Liabilities.   Retail   deposits   served  as  the   primary
          ---------------------
          interest-bearing source of funds for the Company and the Peer Group, with borrowings being utilized to a greater degree by the Peer Group. Overall, the Company maintained a slightly lower cost of funds than the Peer Group. The Company currently maintains a slightly lower level of interest-bearing liabilities than the Peer Group. Accordingly, following the stock offering, the increase in Kearny Financial's capital position should serve to further lower the Company's level of interest-bearing liabilities relative to the Peer Group's ratio. Accordingly, RP Financial concluded that a slight upward adjustment was warranted for Kearny Financial's funding composition.

     o    Capital.  The  Company's  equity-to-assets  ratio was higher  than the
          -------
          comparable Peer Group ratio, while the Company and the Peer Group maintained comparable tangible equity-to-assets ratios. Accordingly, following the minority stock offering, Kearny Financial's pro forma capital position will exceed Peer Group's capital ratios both on a reported and tangible capital basis. The Company's higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Company's pro forma capital position.


         On balance, Kearny Financial's balance sheet strength was considered to be more favorable than Peer Group's, as implied by the more favorable credit quality, balance sheet

RP(R) Financial, LC.
Page 4.5


liquidity, funding composition and capital strength of the Company's pro forma balance sheet. Accordingly, we concluded that a slight upward valuation adjustment was warranted for the Company's financial strength.


2.       Profitability, Growth and Viability of Earnings
         -----------------------------------------------

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

     o    Reported Earnings.  The Company reported slightly higher earnings on a
          -----------------
          ROAA basis (0.67% of average assets versus 0.59% for the Peer Group). Lower levels of operating expenses and loss provisions supported the Company's higher return, which was largely offset by the Peer Group's higher levels of net interest income and non-interest operating income. A lower effective tax rate and higher net gains also represented earnings advantages for the Peer Group. Reinvestment and leveraging of the net stock proceeds should enhance returns for the Company, but the pick-up in earnings will be somewhat offset by the increase in operating expenses that will result from the implementation of the stock benefit plans and expenses related to operating as a publicly-traded company with shareholders to report to. Overall, the Company's and the Peer Group's reported earnings were considered to be fairly comparable and, thus, RP Financial concluded that no adjustment was appropriate for the Company's reported earnings.

     o    Core  Earnings.  The  Company's  and the Peer  Group's  earnings  were
          --------------
          derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Company operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Company's lower net interest margin and lower level of operating expenses translated into a higher expense coverage ratio than maintained by the Peer Group (1.58x versus 1.05x for the Peer Group). Likewise, the Company's lower operating expense ratio also provided for an efficiency ratio that was more favorable than the Peer Group's ratio (60.0% versus 75.4% for the Peer Group). Loss provisions had a larger impact on the Peer Group's earnings, as no loss provisions were established by the Company during the twelve month period analyzed. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company's core earnings are stronger than the Peer Group's. Therefore, RP Financial concluded that a slight upward adjustment should be applied for the Company's core earnings.

RP(R) Financial, LC.
Page 4.6


     o    Interest  Rate Risk.  Quarterly  changes in the Company's and the Peer
          -------------------
          Group's net interest income to average assets ratios indicated a similar degree of volatility was associated with their respective net interest margins. However, the interest rate risk associated with the Company's overall earnings was considered to be greater, in light of the Company's less diversified operations into areas that generate non-interest operating income that would support sustainability of earnings during periods when net interest margins come under pressure as the result of higher interest rates. Interest rate risk as measured by tangible capital and IEA/IBL ratios were comparable for the Company and the Peer Group, while the Peer Group's interest rate risk was slightly more favorable with respect to maintaining a lower level of non-interest earning assets as a percent of total assets. On a pro forma basis, the Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, provide the Company with comparative advantages relative to the Peer Group's balance  sheet  ratios.  Overall,  RP  Financial  concluded  that  the interest rate risk associated with the Company's earnings was comparable to the Peer Group's earnings interest rate risk exposure and no valuation adjustment was necessary for this factor.

     o    Credit Risk.  Loan loss  provisions  were a larger  factor in the Peer
          -----------
          Group's earnings, as no loss provisions were established by the Company for the twelve months ended June 30, 2004. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was greater for the Peer Group and the Peer Group maintained a higher concentration of assets in loans. The Company's and the Peer Group's credit quality measures indicated that the Company maintained a lower level of non-performing assets, a higher level of loss reserves as a percent of non-performing assets and a comparable level of loss reserves as a percent of loans. Overall, RP Financial concluded that a slight upward adjustment was warranted for this factor.

     o    Earnings  Growth   Potential.   Several  factors  were  considered  in
          ----------------------------
          assessing earnings growth potential. First, potential earnings growth that may be realized through balance sheet growth has been less favorable for the Company based on recent historical growth trends, particularly in the important area of higher yielding loan growth. Second, the infusion of stock proceeds will increase the Company's earnings growth potential with respect to leverage capacity, as the Company's pro forma leverage capacity should be greater than the Peer Group's. Lastly, the Peer Group's more diversified operations into areas that generate non-interest operating income provides greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of higher interest rates. Overall, the Company's earnings growth potential appears to be comparable to the Peer Group's, and, thus, we concluded that no adjustment was warranted for this factor.

     o    Return on Equity.  As the result of the  increase in capital that will
          ----------------
          be realized from the infusion of net stock proceeds, the Company's return on equity will be below the

RP(R) Financial, LC.
Page 4.7


          comparable averages for the Peer Group and all publicly-traded thrifts. In view of the lower capital growth rate that will be imposed by Kearny Financial's lower ROE, we concluded that a moderate downward adjustment was warranted for the Company's ROE.


         Overall, a slight upward adjustment was applied for the Company's profitability, growth and viability of earnings.


3.       Asset Growth
         ------------

         Recent asset growth trends for the Company and the Peer Group reflected more favorable growth characteristics for the Peer Group, as the Company experienced a 3.0% decline in assets and a 0.7% decline in loans for the twelve month period ended June 30, 2004. Comparatively, over the same time period, the Peer Group posted a 4.7% increase in assets and a 4.4% increase in loans. On a pro forma basis, the Company's tangible equity-to-assets ratio will be above the Peer Group's tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On average, the demographic characteristics of the Company's primary market area were considered to be comparable to the markets served by the Peer Group companies with respect to supporting growth opportunities. On balance, we concluded that the Company's weaker historical growth trends were offset by its greater pro forma leverage capacity and, therefore, no adjustment was warranted for this factor.


4.       Primary Market Area
         -------------------

         The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The market area served by the Company consists substantially of densely populated suburban and urban markets. The eight-county primary market area has experienced population and household growth since 2000, with the strongest growth occurring in Ocean County. The primary market area has a fairly diversified economy, with varied household and per capita income measures. Four of the primary market area counties had median household incomes that were above the New Jersey median and four of the primary market area counties had median household incomes that were below the New Jersey median. Competition faced by the Company

RP(R) Financial, LC.
Page 4.8


for deposits and loans is significant, which includes other locally based banks and savings institutions, as well as regional and super regional banks.

         Overall, the markets served by the Peer Group companies were viewed as being comparable with respect to supporting growth opportunities. The primary market areas served by the Peer Group companies are generally less populous and have generally experienced stronger population growth rates compared to the Company's market area. In general, the Peer Group companies faced less competition than the Company, as indicated by the significantly higher deposit market share that was maintained by the Peer Group companies on average (25.9% versus 1.2% for the Company). Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, June 2004 unemployment rates for the majority of the markets served by the Peer Group companies were lower than the unemployment rate reflected for Hudson County, which had the highest unemployment rate among the eight-count market area served by the Company's branch network. On balance, we concluded that no adjustment was appropriate for the Company's market area.

                                    Table 4.1
                         Market Area Unemployment Rates
                Kearny Financial and the Peer Group Companies(1)

                                                                 June 2004
                                                 County        Unemployment
                                                 ------        ------------

         Kearny Financial - NJ                   Hudson             6.8%

         The Peer Group
         Alliance Bank MHC - PA                  Delaware           5.5%
         BCSB Bankcorp MHC - MD                  Baltimore          4.5
         Capitol Federal Financial MHC - KS      Shawnee            5.5
         Charter Financial MHC - GA              Troup              5.9
         Greene Co. Bancorp MHC - NY             Greene             4.9
         Jacksonville SB MHC - IL                Morgan             6.0
         Northwest Bancorp MHC - PA              Warren             7.1
         Oneida Financial MHC - NY               Madison            5.7
         Pathfinder Bancorp MHC - NY             Oswego             8.7
         Westfield Financial Group MHC- MA       Hampden            6.5

         (1) Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.

RP(R) Financial, LC.
Page 4.9


5.       Dividends
         ---------

         At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

         All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.20% to 6.15%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.83% as of August 20, 2004. As of August 20, 2004, approximately 92% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.24%. The dividend paying thrifts generally maintain higher than average profitability ratios, thereby facilitating their ability to pay cash dividends.

         Our valuation adjustment for dividends for Kearny Financial also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Company will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (nine of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent Kearny Financial's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

         While the Company has not established a definitive dividend policy prior to the stock offering, the Company will have the capacity to pay a dividend comparable to the Peer Group's average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Company's dividend policy.

RP(R) Financial, LC.
Page 4.10


6.       Liquidity of the Shares
         -----------------------

         The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and one Peer Group member trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $13.7 million to $699.2 million as of August 20, 2004, with average and median market values of $150.0 million and $33.3 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 21.5 million, with average and median shares outstanding of 5.8 million and 2.7 million, respectively. The Company's minority stock offering is expected to have a pro forma market value and shares outstanding that are in the upper end of the comparable Peer Group ranges. Like the majority of the Peer Group companies, the Company's stock will be quoted on the NASDAQ National Market System following the stock offering. Overall, we anticipate that the Company's public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.


7.       Marketing of the Issue
         ----------------------

         Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Company's to-be-issued stock.

         A.       The Public Market
                  -----------------

                  The  value  of   publicly-traded   thrift   stocks  is  easily
measurable,  and is tracked by most investment houses and related organizations.
Exhibit IV-1 provides pricing and financial

RP(R) Financial, LC.
Page 4.11


data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                  In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Economic data that showed a strengthening economy, particularly in the manufacturing sector, propelled stocks higher through August 2003 and into-early September, as the DJIA and NASDAQ posted respective 14-month and 16-month highs. Stocks retreated following the release of August employment data which showed further job losses, but then recovered in mid-September as the Federal Reserve indicated that it would not raise rates in the near term. Weaker than expected numbers for consumer confidence and manufacturing activity pulled the boarder market lower at the close of the third quarter, which ended a streak of six monthly gains in the DJIA.

                  Comparatively, at the start of the fourth quarter stocks showed renewed strength, as optimism about third quarter earnings and employment data for September 2003 provided a boost to stocks. In mid-October, the DJIA and the NASDAQ hit 16- and 19-month highs, respectively, primarily on the basis of some favorable third quarter earnings reports. The broader stock market rally cooled in mid-October, as the result of profit taking and the posting of some less favorable third quarter earnings by some of the bellwether technology and manufacturing stocks. Indications that the economic recovery was gaining momentum, including an annualized GDP growth rate of 8.2% in the third quarter, as well as the Federal Reserve's statement that it would not raise its target interest rates for a considerable period, supported a stock market rally during late-October and into early-November. Despite upbeat economic news, including employment data that showed the size of the U.S. workforce increased in October, stocks edged lower in mid-November on profit taking and concerns over increased terrorism in the Middle East. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening.

RP(R) Financial, LC.
Page 4.12


                  Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

                  Stocks moved higher in early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The DJIA closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

                  Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported

RP(R) Financial, LC.
Page 4.13


gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. As an indication of the general trends in the nation's stock markets over the past year, as of August 20, 2004, the DJIA closed at 10110.14, an increase of 8.1% from one year ago and a decline of 3.3% year-to-date. As of August 20, 2004 the NASDAQ closed at 1838.02, an increase of 4.1% from one year ago and decline of 8.3% year-to-date. The Standard & Poors 500 Index closed at 1098.35 on August 20, 2004, an increase of 10.6% from a year ago and a decline of 1.2% year-to-date.

                  The market for thrift stocks has been mixed as well during the past twelve months, but, in general, thrift issues have paralleled trends in the broader market. Higher mortgage rates and strength in technology stocks pushed thrift stocks lower in early-August 2003, as investors rotated into sectors that were expected to benefit from an economic recovery. After edging higher in mid-August, thrift stocks eased lower at the end of August on expectations that interest rates would continue to move higher as the economic recovery gained momentum. Merger activity and acquisition speculation in the thrift sector provided a boost to thrift prices in early-September. After easing lower into mid-September on data that showed a slow down in refinancing activity, thrift stocks strengthened following the Federal Reserve's decision to leave interest rates unchanged at its mid-September meeting.

                  After following the broader stock market lower as the close of the third quarter approached, thrift issues posted solid gains at the beginning of the fourth quarter of 2003. A rally in the broader stock market and acquisition activity were noteworthy factors that supported the positive trend in thrift stocks. Following a two week run-up, thrift stocks declined in mid-October on profit taking and a pullback in the broader market. Merger activity, most notably Bank America's announced acquisition of FleetBoston Financial Corp., along with strength in the broader market, provided for gains in the thrift sector during late-October. The positive trend in thrift stocks carried into early-November, reflecting expectations of improving net interest margins and more consolidation of thrifts. Thrifts stocks eased lower in mid-November in conjunction with the decline in the broader market. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter.

RP(R) Financial, LC.
Page 4.14


                  After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial's agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

                  Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation did not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual's 2004 earnings guidance pulled the broader thrift sector lower.

                  Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July

RP(R) Financial, LC.
Page 4.15


provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector in mid-August. On August 20, 2004, the SNL Index for all publicly-traded thrifts closed at 1,453.1, an increase of 12.1% from one year ago and a decline of 2.0% year-to-date. The SNL MHC Index closed at 2,589.3 on August 20, 2004, an increase of 23.7% from one year ago and a decline of 2.8% year-to-date.

         B.       The New Issue Market
                  --------------------

                  In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                  Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. However, reflecting the general pull back in thrift stocks, four of the six recent offerings shown in Table 4.2 were not oversubscribed and the two second-step conversion offerings and one of the stand conversion offerings traded below their IPO prices in initial trading activity. As shown in Table 4.2, two standard conversions, two second-step conversions and two mutual holding company offerings

RP(R) Financial, LC.
Page 4.16

                                    Table 4.2
                 Pricing Characteristics and After-Market Trends
                Recent Conversions Completed (Last Three Months)

------------------------------------------------------------------------------------------------------------------------------------
                  Institutional Information                          Pre-Conversion Data                Offering Information
------------------------------------------------------------------------------------------------------------------------------------
                                                               Financial Info.  Asset Quality
------------------------------------------------------------------------------------------------------------------------------------

                                         Conversion                    Equity/  NPAs/     Res.    Gross      %      % of     Exp./
Institution               ST.               Date    Ticker     Assets  Assets  Assets     Cov.    Proc.   Offered   Mid.     Proc.
-----------               ---               ----    ------     ------  ------  ------     ----    -----   -------   ----     -----
                                                               ($Mil)   (%)      (%)       (%)    ($Mil.)   (%)      (%)      (%)
Standard Conversions
--------------------
Third Century Bancorp     IN              6/30/04 TDCB-OTS BB $   107   7.62%   0.47%     662%    $ 16.5    100%    132%     3.8%
SE Financial Corp.        PA              5/6/04 SEFL-OTS BB  $    86   9.22%   0.22%     150%    $ 25.8    100%    132%     2.2%

                             Averages - Standard Converisons: $    97   8.42%   0.35%     406%    $ 21.2    100%    132%     3.0%
                              Medians - Standard Conversions: $    97   8.42%   0.35%     406%    $ 21.2    100%    132%     3.0%

Second Step Conversions
-----------------------
DSA Financial Corporation IN              7/30/04 DSFN-OTS BB $    78  12.07%   0.71%      59%    $  8.5     52%    108%     6.1%
Partners Trust Financial Group, Inc.* NY  7/15/04 PRTR-NASDAQ $ 3,628  11.01%   0.59%     264%    $148.8     54%     85%     3.6%

                               Averages - Second Conversions: $ 1,853  11.54%   0.65%     162%    $ 78.6     53%     97%     4.9%
                                Medians - Second Conversions: $ 1,853  11.54%   0.65%     162%    $ 78.6     53%     97%     4.9%
Mutual Holding Company Conversions
----------------------------------
First Federal Financial Services, Inc.    6/29/04 FFFS-NASDAQ $   123  15.62%   0.07%     471%    $ 17.6     45%     92%     3.9%
Monadnock Community Bncp, INC.*(9 NH      6/29/04 MNCK-OTC BB $    45   5.64%   0.37%     207%    $  3.4     45%    100%    14.8%

               Averages - Mutual Holding Company Conversions: $    84  10.63%   0.22%     339%    $ 10.5     45%     96%     9.3%
                Medians - Mutual Holding Company Conversions: $    84  10.63%   0.22%     339%    $ 10.5     45%     96%     9.3%


                                  Averages - All Conversions: $   678  10.20%   0.41%     302%    $ 36.8     66%    108%     5.7%
                                   Medians - All Conversions: $    97  10.12%   0.42%     236%    $ 17.1     53%    104%     3.8%
------------------------------------------------------------------------------------------------------------------------------------

RP(R) Financial, LC.
Page 4.16 (continued)

                                    Table 4.2 (Continued)
                 Pricing Characteristics and After-Market Trends
                Recent Conversions Completed (Last Three Months)

---------------------------------------------------------------------------------------------------------------
                  Institutional Information                   Contribution to       Insider Purchases
---------------------------------------------------------------------------------------------------------------
                                                              Charitable Found.
---------------------------------------------------------------------------------------------------------------
                                                                              Benefit Plans           Initial
                                         Conversion                   % of             Recog.  Mgmt.& Dividend
Institution               ST.               Date    Ticker    Form  Offering  ESOP     Plans   Dirs.   Yield
-----------               ---               ----    ------    ----  --------  ----     -----   -----   -----
                                                                       (%)     (%)     (%)     (%)(2)    (%)
Standard Conversions
--------------------
Third Century Bancorp     IN              6/30/04 TDCB-OTS BB   NA      NA    8.0%     4.0%     9.6%   0.00%
SE Financial Corp.        PA              5/6/04 SEFL-OTS BB    NA      NA    8.0%     4.0%     3.9%   0.00%

                             Averages - Standard Converisons:  N.A.    N.A.   8.0%     4.0%     6.8%   0.00%
                              Medians - Standard Conversions:  N.A.    N.A.   8.0%     4.0%     6.8%   0.00%

Second Step Conversions
-----------------------
DSA Financial Corporation IN              7/30/04 DSFN-OTS BB   N.A     N.A   8.0%     4.0%     7.4%   4.00%
Partners Trust Financial Group, Inc.* NY  7/15/04 PRTR-NASDAQ   N.A     N.A   8.0%     4.0%     0.7%   2.50%

                               Averages - Second Conversions:   NA      NA    8.0%     4.0%     4.0%   3.25%
                                Medians - Second Conversions:   NA      NA    8.0%     4.0%     4.0%   3.25%
Mutual Holding Company Conversions
----------------------------------
First Federal Financial Services, Inc.    6/29/04 FFFS-NASDAQ   N.A     N.A   5.0%     4.0%     8.6%   2.40%
Monadnock Community Bncp, INC.*(9 NH      6/29/04 MNCK-OTC BB   N.A     N.A   4.0%     4.0%    13.5%   0.00%

               Averages - Mutual Holding Company Conversions:   NA      NA    4.5%     4.0%    11.0%   1.20%
                Medians - Mutual Holding Company Conversions:   NA      NA    4.5%     4.0%    11.0%   1.20%


                                  Averages - All Conversions:   NA      NA    6.8%     4.0%     7.3%   1.48%
                                   Medians - All Conversions:   NA      NA    8.0%     4.0%     8.0%   1.20%
---------------------------------------------------------------------------------------------------------------

RP(R) Financial, LC.
Page 4.16 (continued)

                                    Table 4.2 (Continued)
                 Pricing Characteristics and After-Market Trends
                Recent Conversions Completed (Last Three Months)

--------------------------------------------------------------------------------------------------------------
                  Institutional Information                                      Pro Forma Data
--------------------------------------------------------------------------------------------------------------
                                                                     Pricing Ratios(3)     Financial Charac.
--------------------------------------------------------------------------------------------------------------

                                         Conversion                         Core           Core         Core
Institution               ST.               Date    Ticker        P/TB      P/E     P/A    ROA   TE/A    ROE
-----------               ---               ----    ------        ----      ---     ---    ---   ----    ---
                                                                   (%)      (x)     (%)    (%)   (%)     (%)
Standard Conversions
--------------------
Third Century Bancorp     IN              6/30/04 TDCB-OTS BB     74.9%    39.1x   13.7%   0.4%  18.3%   1.9%
SE Financial Corp.        PA              5/6/04 SEFL-OTS BB      85.7%    41.7x   23.8%   0.6%  27.8%   2.1%

                             Averages - Standard Converisons:     80.3%    40.4x   18.7%   0.5%  23.0%   2.0%
                              Medians - Standard Conversions:     80.3%    40.4x   18.7%   0.5%  23.0%   2.0%

Second Step Conversions
-----------------------
DSA Financial Corporation IN              7/30/04 DSFN-OTS BB    100.3%    20.0x   19.3%   1.0%  19.2%   5.0%
Partners Trust Financial Group, Inc.* NY  7/15/04 PRTR-NASDAQ    188.9%    17.2x   12.7%   0.7%   6.7%  11.0%

                               Averages - Second Conversions:    144.6%    18.6x   16.0%   0.9%  13.0%   8.0%
                                Medians - Second Conversions:    144.6%    18.6x   16.0%   0.9%  13.0%   8.0%
Mutual Holding Company Conversions
----------------------------------
First Federal Financial Services, Inc.    6/29/04 FFFS-NASDAQ     73.4%    23.7x   24.9%   1.2%  25.0%   4.8%
Monadnock Community Bncp, INC.*(9 NH      6/29/04 MNCK-OTC BB     84.1%   458.9x   14.7%   0.0%  10.7%   0.0%

               Averages - Mutual Holding Company Conversions:     78.7%   241.3x   19.8%   0.6%  17.9%   2.4%
                Medians - Mutual Holding Company Conversions:     78.7%   241.3x   19.8%   0.6%  17.9%   2.4%


                                  Averages - All Conversions:    101.2%   100.1x   18.2%   0.6%  18.0%   4.1%
                                   Medians - All Conversions:     84.9%    31.4x   17.0%   0.7%  18.8%   3.4%
--------------------------------------------------------------------------------------------------------------

RP(R) Financial, LC.
Page 4.16 (continued)

                                    Table 4.2 (Continued)
                 Pricing Characteristics and After-Market Trends
                Recent Conversions Completed (Last Three Months)

-------------------------------------------------------------------------------------------------------------------------
                  Institutional Information                                         Post-IPO Pricing Trends
-------------------------------------------------------------------------------------------------------------------------
                                                                                        Closing Price:
-------------------------------------------------------------------------------------------------------------------------
                                                                       First            After            After
                                         Conversion             IPO   Trading    %      First      %     First       %
Institution               ST.               Date    Ticker     Price    Day    Change   Week(4)  Change  Month(5) Change
-----------               ---               ----    ------     -----    ---    ------   -------  ------  -------- ------
                                                                ($)     ($)      (%)      ($)      (%)      ($)     (%)
Standard Conversions
--------------------
Third Century Bancorp     IN              6/30/04 TDCB-OTS BB  $10.00  $11.32    13.2%  $11.05   10.5%    $11.25  12.5%
SE Financial Corp.        PA              5/6/04 SEFL-OTS BB   $10.00  $ 9.95    -0.5%  $ 9.85   -1.5%     $9.40  -6.0%

                             Averages - Standard Converisons:  $10.00  $10.64     6.4%  $10.45    4.5%    $10.33   3.3%
                              Medians - Standard Conversions:  $10.00  $10.64     6.4%  $10.45    4.5%    $10.33   3.3%

Second Step Conversions
-----------------------
DSA Financial Corporation IN              7/30/04 DSFN-OTS BB  $10.00  $ 9.80    -2.0%  $ 9.50   -5.0%     $9.50  -5.0%
Partners Trust Financial Group, Inc.* NY  7/15/04 PRTR-NASDAQ  $10.00  $ 9.99    -0.1%  $ 9.98   -0.2%     $9.79  -2.1%

                               Averages - Second Conversions:  $10.00  $ 9.90    -1.1%  $ 9.74   -2.6%     $9.65  -3.6%
                                Medians - Second Conversions:  $10.00  $ 9.90    -1.1%  $ 9.74   -2.6%     $9.65  -3.6%
Mutual Holding Company Conversions
----------------------------------
First Federal Financial Services, Inc.    6/29/04 FFFS-NASDAQ  $10.00  $11.50    15.0%  $12.25   22.5%    $13.50  35.0%
Monadnock Community Bncp, INC.*(9 NH      6/29/04 MNCK-OTC BB  $ 8.00  $ 8.30     3.8%  $ 8.00    0.0%     $7.70  -3.8%

               Averages - Mutual Holding Company Conversions:  $ 9.00  $ 9.90     9.4%  $10.13   11.3%    $10.60  15.6%
                Medians - Mutual Holding Company Conversions:  $ 9.00  $ 9.90     9.4%  $10.13   11.3%    $10.60  15.6%


                                  Averages - All Conversions:  $ 9.67  $10.14     4.9%  $10.11    4.4%    $10.19   5.1%
                                   Medians - All Conversions:  $10.00  $ 9.97     1.8%  $ 9.92   -0.1%     $9.65  -2.9%
-------------------------------------------------------------------------------------------------------------------------


Note:  * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  Non-OTS regulated thrift.                                 (5)  Latest price if offering is more than one week
       but less than one month old.  (9)  Former credit union.
(2)  As a percent of MHC offering for MHC transactions.        (6)  Mutual holding company pro forma data on full conversion basis.
(3)  Does not take into account the adoption of SOP 93-6.      (7)  Simultaneously completed acquisition of another financial
(4)  Latest price if offering is less than one week old.               institution.
                                                               (8)  Simultaneously converted to a commercial bank charter.
                                                                                                                    August 20, 2004
------------------------------------------------------------------------------------------------------------------------------------


RP(R) Financial, LC.
Page 4.17


were completed during the past three months. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. Both of the mutual holding company offerings were closed within their respective valuation ranges. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 78.7%. On average, the two recent MHC offerings reflected price appreciation of 11.3% after the first week of trading and price appreciation of 15.6% after one month of trading. However, one of the recent mutual holding company offerings, Monadnock Community Bancorp, was trading below its IPO price after the first month of trading.

         Shown in Table 4.3 are the current pricing ratios of Partner Trust Financial Group, which is the only NASDAQ or Exchange listed fully-converted offering that has been completed within the past three months. Partners Trust's closing market price of $9.81 on August 20, 2004 represented a 1.0% decline from its IPO price.

         C.       The Acquisition Market
                  ----------------------

                  Also considered in the valuation was the potential impact on Kearny Financial's stock price of recently completed and pending acquisitions of other savings institutions operating in New Jersey. As shown in Exhibit IV-4, there were eight New Jersey thrift acquisitions completed from 2000 through year-to-date 2004, and there are currently no pending acquisitions of a New Jersey savings institution. To the extent that speculation of a re-mutualization may impact the Company's valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Kearny Financial's trading price.

                              * * * * * * * * * * *

         In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP(R) Financial, LC.
Page 4.18

                                    Table 4.3
                           Market Pricing Comparatives
                          Prices As of August 20, 2004



                                          Market       Per Share Data
                                      Capitalization    ---------------                                              Dividends(4)
                                      ----------------   Core    Book           Pricing Ratios(3)              ---------------------
                                       Price/   Market  12 Month Value/   ------------------------------------ Amount/        Payout
Financial Institution                  Share(1)  Value     EPS(2)  Share    P/E    P/B    P/A    P/TB  P/Core  Share  Yield Ratio(5)
---------------------                 ---------  ------   ------  -----    ---    ---    ---    ----  -------  -----  ----- --------
                                          ($)    ($Mil)    ($)     ($)     (x)    (%)    (%)    (%)    (x)       ($)    (%)    (%)

All Public Companies                     $21.70  $446.17   $1.02  $14.16  17.37x 156.40% 16.58% 170.19% 19.27x   $0.48  2.24% 35.95%
Converted Last 3 Months (no MHC)          $9.81  $272.16   $0.58  $11.00  16.35x  89.18% 12.47% 185.44% 16.91x   $0.25  2.55% 43.10%
State of NJ                              $20.56  $536.16   $0.92  $10.48  21.96x 169.77% 21.79% 172.11% 24.20x   $0.43  1.94% 34.18%


Comparable Group
----------------

Converted Last 3 Months (no MHC)
--------------------------------
PRTR    Partners Trust Fin. Group Of NY   $9.81  $272.16   $0.58  $11.00  16.35x 89.18% 12.47% 185.44%16.91x   $0.25   2.55% 43.10%

RP(R) Financial, LC.
Page 4.18 (continued)

                              Table 4.3 (Continued)
                           Market Pricing Comparatives
                          Prices As of August 20, 2004



                                                Financial
                                            Characteristics(6)
                                          ------------------------ Reported      Core
                                           Total  Equity/ NPAs/  ----------------------------
Financial Institution                      Assets Assets  Assets  ROA    ROE    ROA      ROE
---------------------                     -------------  -------  ---    ---    ---      ---
                                          ($Mil)   (%)    (%)    (%)    (%)    (%)    (%)

All Public Companies                      $2,879  10.67%  0.55%  0.82%  8.76%  0.71%  7.26%
Converted Last 3 Months (no MHC)          $2,183  13.98%  0.24%  0.76%  5.45%  0.74%  5.27%
State of NJ                               $3,771  11.54%  0.18%  0.83%  9.57%  0.77%  8.75%


Comparable Group
----------------

Converted Last 3 Months (no MHC)
--------------------------------
PRTR    Partners Trust Fin. Group Of NY $2,183  13.98%  0.24%  0.76%  5.45%  0.74%  5.27%


(1)  Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 4.19


8.       Management
         ----------

         Kearny Financial's management team appears to have experience and expertise in all of the key areas of the Company's operations. Exhibit IV-5 provides summary resumes of Kearny Financial's Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company's present organizational structure. The Company currently does not have any senior management positions that are vacant.

         Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.


9.       Effect of Government Regulation and Regulatory Reform
         -----------------------------------------------------

         In summary, as a federally-insured savings bank operating in the MHC form of ownership, the Company will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. The one difference noted between Kearny Financial and the one Peer Group company that operates as an FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.


Summary of Adjustments
----------------------

         Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP(R) Financial, LC.
Page 4.20





Key Valuation Parameters:                                  Valuation Adjustment
-------------------------                                  --------------------

Financial Condition                                        Slight Upward
Profitability, Growth and Viability of Earnings            Slight Upward
Asset Growth                                               No Adjustment
Primary Market Area                                        No Adjustment
Dividends                                                  No Adjustment
Liquidity of the Shares                                    No Adjustment
Marketing of the Issue                                     No Adjustment
Management                                                 No Adjustment
Effect of Government Regulations and Regulatory Reform     No Adjustment



Basis of Valuation - Fully-Converted Pricing Ratios
---------------------------------------------------

         As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in Kearny Financial as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of

RP(R) Financial, LC.
Page 4.21



dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

         To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second-step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.


Valuation Approaches: Fully-Converted Basis
-------------------------------------------

         In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Kearny Financial's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Kearny Financial's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Kearny Financial's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Company's full conversion value were consistent with the

RP(R) Financial, LC.
Page 4.22

                                    Table 4.4
Calculation of Implied Per Share Data--Incorporating MHC Second Step Conversion
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 2004


                                                 Current Ownership      Current Per Share Data (MHC Ratios)
                                             ------------------------- --------------------------------------
                                               Total   Public     MHC           Core Book     Tang.
                                              Shares   Shares   Shares    EPS   EPS  Value    Book     Assets
                                              ------   ------   ------    ---   ---  -----    ----     ------
                                               (000)    (000)    (000)    ($)   ($)   ($)      ($)       ($)
Publicly-Traded MHC Institutions
--------------------------------
ALLB    Alliance Bank MHC of PA (20.0)         3,441      688    2,753  $0.70  $0.69 $10.18  $10.18   $111.23
BCSB    BCSB Bankcorp MHC of MD (36.4)         5,899    2,144    3,755  $0.11  $0.10 $ 6.84  $ 6.38   $127.13
CFFN    Capitol Fed. Fin. MHC of KS (29.2)    73,970    21499   52,471  $0.36  $0.36 $13.03  $13.03   $114.20
CHFN    Charter Financial MHC of GA (18.4)    19,571     3571   16,000  $0.39  $0.27 $13.34  $13.03    $54.56
GCBC    Green Co. Bancorp MHC of NY (43.9)    42,054      902    1,152  $1.42  $1.42 $14.52  $14.52   $138.55
JXSB    Jacksonville Bancorp MHC of IL (46.8)  1,952      913    1,039  $0.35  $0.25 $ 9.86  $ 8.30   $136.17
NWSB    Northwest Bancorp MHC of PA (41.4)    47,960    19850   28,110  $1.05  $0.97 $10.42  $ 7.46   $120.49
ONFC    Oneida Financial MHC of NY (42.4)     27,488    3,178    4,310  $0.40  $0.34 $ 6.52  $ 4.74    $57.53
PBHC    Pathfinder BC MHC of NY (35.3)         2,448      865    1,583  $0.61  $0.42 $ 8.61  $ 6.74   $122.52
WFD     Westfield Fin. MHC of MA (46.5)       10,057    4,877    5,180  $0.57  $0.50 $11.59  $11.59    $78.50


RP(R) Financial, LC.
Page 4.22



                              Table 4.4 (Continued)
Calculation of Implied Per Share Data--Incorporating MHC Second Step Conversion
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 2004

                                                                                                     Pro Forma
                                                    Impact of Second Step Conversion(4)      Per Share Data (Fully-Converted)(4)
                                             -  ----------------------------------------- -----------------------------------------
                                                 Share     Gross     Net Incr.  Net Incr.         Core    Book      Tang.
                                                 Price    Proceeds(1)Capital(2) Income(3)  EPS    EPS     Value     Book     Assets
                                                 -----    -------------------------------  ---    ---     -----     ----     ------
                                                   ($)     ($000)     ($000)     ($000)    ($)    ($)      ($)       ($)       ($)
Publicly-Traded MHC Institutions
--------------------------------
ALLB    Alliance Bank MHC of PA (20.0)           $30.00    $89,247     $83,007     $975   $0.92   $0.91   $32.22   $127.15  $127.15
BCSB    BCSB Bankcorp MHC of MD (36.4)           $14.79    $55,536     $47,761     $517   $0.20   $0.19   $14.94   $135.23  $135.23
CFFN    Capitol Fed. Fin. MHC of KS (29.2)       $32.52  $1,706,35  $1,467,467  $15,879   $0.57   $0.57   $32.87   $134.04  $134.04
CHFN    Charter Financial MHC of GA (18.4)       $33.18   $530,880    $456,557   $4,940   $0.64   $0.52   $36.67   $ 77.89  $ 77.89
GCBC    Green Co. Bancorp MHC of NY (43.9)       $32.89    $37,889     $32,585     $353   $1.59   $1.59   $30.38   $154.41  $154.41
JXSB    Jacksonville Bancorp MHC of IL (46.8)    $14.99    $15,575     $13,394     $145   $0.42   $0.32   $16.72   $143.03  $143.03
NWSB    Northwest Bancorp MHC of PA (41.4)       $21.89   $615,328    $529,182   $5,726   $1.17   $1.09   $21.45   $131.52  $131.52
ONFC    Oneida Financial MHC of NY (42.4)        $10.95    $47,194     $40,587     $439   $0.46   $0.40   $11.94   $ 62.95  $ 62.95
PBHC    Pathfinder BC MHC of NY (35.3)           $16.50    $26,120     $22,463     $243   $0.71   $0.52   $17.79   $131.70  $131.70
WFD     Westfield Fin. MHC of MA (46.5)          $21.10   $109,298     $93,996   $1,017   $0.67   $0.60   $20.94   $ 87.85  $ 87.85


RP(R) Financial, LC.
Page 4.22 (continued)



                              Table 4.4 (Continued)
Calculation of Implied Per Share Data--Incorporating MHC Second Step Conversion
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 2004


                                                  Pro Forma(5)
                                               -----------------
                                                Public
                                                  Pct.  Dilution
                                                  ----  --------
                                                  (%)     (%)
Publicly-Traded MHC Institutions
--------------------------------
ALLB    Alliance Bank MHC of PA (20.0)          18.80%   -1.20%
BCSB    BCSB Bankcorp MHC of MD (36.4)          36.30%    0.00%
CFFN    Capitol Fed. Fin. MHC of KS (29.2)     29.10%    0.00%
CHFN    Charter Financial MHC of GA (18.4)      18.20%    0.00%
GCBC    Green Co. Bancorp MHC of NY (43.9)      43.90%    0.00%
JXSB    Jacksonville Bancorp MHC of IL (46.8)   46.80%    0.00%
NWSB    Northwest Bancorp MHC of PA (41.4)      41.40%    0.00%
ONFC    Oneida Financial MHC of NY (42.4)       42.40%    0.00%
PBHC    Pathfinder BC MHC of NY (35.3)          35.30%    0.00%
WFD     Westfield Fin. MHC of MA (46.5)         48.50%    0.00%


(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2) Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.
                Offering expense percent      2.00%
                ESOP percent purchase         8.00%
                Recognition plan percent      4.00%
(3) Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:

                After-tax reinvestment        2.31%
                ESOP loan term (years)           10
                Recognition plan vesting (years)  5
                Effective tax rate           34.00%
(4) Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5) Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 4.23


          assumptions utilized for the minority stock offering, except expenses were assumed to equal 2.0% of gross proceeds.

         In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

         RP Financial's valuation placed an emphasis on the following:

          o    P/E Approach. The P/E approach is generally the best indicator of
               ------------
               long-term value for a stock. Given the similarities between the Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

          o    P/B  Approach.  P/B  ratios  have  generally  served  as a useful
               -------------
               benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

          o    P/A Approach.  P/A ratios are generally a less reliable indicator
               ------------
               of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.


         The Company will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

RP(R) Financial, LC.
Page 4.24


         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 20, 2004, the pro forma market value of Kearny Financial's full conversion offering equaled $475,000,000 at the midpoint, equal to 47,500,000 shares at $10.00 per share.

         1.  Price-to-Earnings  ("P/E").  The  application  of the P/E valuation
             --------------------------
method requires calculating the Company's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company's reported earnings, incorporating the reinvestment of $613,000 of MHC assets at an after-tax reinvestment rate of 1.24%, equaled $12.905 million for the twelve months ended June 30, 2004. In deriving Kearny Financial's core earnings, the only adjustment made to reported earnings was to eliminate one-time merger expenses of $592,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 40.85% for the merger expenses eliminated, the Company's core earnings were determined to equal $13.255 million for the twelve months ended June 30, 2004. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).


                                                           Amount
                                                           ------
                                                           ($000)

              Net income                                  $12,905
              Elimination of merger expenses(1)               350
                                                          -------
                Core earnings estimate                    $13,255
                                                          =======


              (1) Tax effected at 40.85%.


         Based on Kearny Financial's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples (fully-converted basis) at the $475.0 million midpoint value equaled 35.29 times and 34.48 times, respectively, which provided for premiums of 40.7% and 29.8% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of

RP(R) Financial, LC.
Page 4.25


25.09 times and 26.57 times, respectively (see Table 4.5). The implied premiums reflected in the Company's pro forma P/E multiples take into consideration the Company's pro forma P/B and P/A ratios. It also should be noted that in assessing the relative premiums indicated for the Company's P/E multiples, the P/E multiples for the Peer Group excluded multiples above 35 times and are shown as "NM" in Table 4.5.

         2. Price-to-Book  ("P/B").  The application of the P/B valuation method
            ----------------------
requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to Kearny Financial's pro forma book value (fully-converted basis). Based on the $475.0 million midpoint valuation, Kearny Financial's pro forma P/B and P/TB ratios equaled 67.60% and 76.84%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 96.67% and 102.32%, the Company's ratios reflected a discount of 30.1% on a P/B basis and a discount of 24.9% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of the Company's resulting P/E multiples, higher level of pro forma capitalization and lower return on equity.

         3. Price-to-Assets  ("P/A"). The P/A valuation  methodology  determines
            ------------------------
market value by applying a valuation P/A ratio (fully-converted basis) to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Kearny Financial's full conversion value equaled 20.25% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 20.38%, which implies a discount of 0.6% has been applied to the Company's pro forma P/A ratio (fully-converted basis).


Comparison to Recent Offerings
------------------------------

         As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this

RP(R) Financial, LC.
Page 4.26



                                    Table 4.5
       MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                   Kearny Financial Corp. and the Comparables
                              As of August 20, 2004

                                                 Fully Converted
                                                   Implied Value     Per Share(8)
                                                ------------------ -----------------
                                                Price/      Market   Core 12 Book Value                  Pricing Ratios(3)
                                                                                        --------------------------------------------
Financial Institution                           Share(1)    Value     EPS(2)   Share      P/E       P/B       P/A     P/TB    P/Core
---------------------                           --------    -----     ------   -----      ---       ---       ---     ----    ------
                                                  ($)       ($Mil)     ($)      ($)       (x)       (%)       (%)     (%)      (x)
Kearny Financial Corp.
---------------------
  Superrange                                     $10.00     $628.19    $0.22   $13.03    46.73x    76.73%    25.52%   85.56%  45.45x
  Maximum                                        $10.00     $546.25    $0.25   $13.98    40.34x    71.51%    22.70%   80.40%  40.00x
  Midpoint                                       $10.00     $475.00    $0.29   $14.79    35.29x    67.60%    20.25%   76.84%  34.48x
  Minimum                                        $10.00     $403.75    $0.34   $15.63    30.47x    63.96%    17.75%   73.84%  29.41x

All Public Companies(7)
-----------------------
  Averages                                       $21.70     $446.17    $1.02   $14.16    17.37x    156.40%   16.58%   170.19% 19.27x
  Medians                                            --          --       --       --    16.21x    145.74%   14.50%   161.24% 17.55x

All Non-MHC State of NJ(7)
--------------------------
  Averages                                       $20.56     $536.16    $0.92   $10.48    21.96x    169.77%   21.79%   172.11% 24.20x
  Medians                                            --          --       --       --    16.76x    171.04%   16.58%   173.03% 27.36x

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                       $22.88     $473.33    $0.67   $23.59    25.09x     96.67%   20.38%   102.32% 26.57x
  Medians                                            --          --       --       --    23.52x     96.03%   19.35%   101.45% 27.38x


Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB    Alliance Bank MHC of PA (20.0)           $30.00     $109.89    $0.91   $32.22    32.61x     93.11%   23.59%    93.11% 32.97x
BCSB    BCSB Bankcorp MHC of MD (36.4)           $14.79      $87.25    $0.19   $14.94      N.M.     99.00%   10.94%   102.14%   N.M.
CFFN    Capitol Federal Financial MHC of KS(29.2)$32.52   $2,405.50    $0.57   $32.87      N.M.     98.94%   24.26%    98.94%   N.M.
CHFN    Charter Financial MHC of GA (18.4)       $33.18     $649.37    $0.52   $36.67      N.M.     90.48%   42.60%    91.25%   N.M.
GCBC    Green Co. Bancorp MHC of NY (43.9)       $32.89      $67.56    $1.59   $30.38    20.69x    108.26%   21.30%   108.26% 20.69x
JXSB    Jacksonville Bancorp MHC of IL (46.8)    $14.99      $29.26    $0.32   $16.72      N.M.     89.65%   10.48%    98.88%   N.M.
NWSB    Northwest Bancorp MHC of PA (41.4)       $21.89   $1,049.84    $1.09   $21.45    18.71x    102.05%   16.64%   118.39% 20.08x
ONFC    Oneida Financial MHC of NY (42.4)        $10.95      $81.99    $0.40   $11.94    23.80x     91.71%   17.39%   107.78% 27.38x
PBHC    Pathfinder BC MHC of NY (35.3)           $16.50      $40.39    $0.52   $17.79    23.24x     92.75%   12.53%   103.64% 31.73x
WFD     Westfield Financial MHC of MA (46.5)     $21.10     $212.20    $0.60   $20.94    31.49x    100.76%   24.02%   100.76%   N.M.

RP(R) Financial, LC.
Page 4.26 (continued)



                              Table 4.5 (Continued)
       MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                   Kearny Financial Corp. and the Comparables
                              As of August 20, 2004


                                                                     Dividends(4)             Financial Characteristics(6)
                                                          ----------------------------- -------------------------------------------
                                                             Amount/     Payout    Total  Equity/  NPAs/   Reported      Core
                                                                                                          -------------------------
Financial Institution                                     Share  Yield   Ratio(5)  Assets Assets  Assets  ROA    ROE   ROA    ROE
---------------------                                     ------------------------------- ------  ------  ---    ---   ---    ---
                                                            ($)   (%)      (%)    ($Mil)   (%)      (%)    (%)   (%)   (%)    (%)
Kearny Financial Corp.
---------------------
  Superrange                                               $0.00  0.00%    0.00%  $2,462  33.26%  0.10%  0.56%  1.69%  0.55%  1.64%
  Maximum                                                  $0.00  0.00%    0.00%  $2,407  31.74%  0.10%  0.58%  1.82%  0.56%  1.77%
  Midpoint                                                 $0.00  0.00%    0.00%  $2,346  29.95%  0.11%  0.59%  1.97%  0.57%  1.92%
  Minimum                                                  $0.00  0.00%    0.00%  $2,274  27.76%  0.11%  0.60%  2.15%  0.58%  2.10%

All Public Companies(7)
-----------------------
  Averages                                                 $0.48  2.24%   35.95%  $2,879  10.67%  0.55%  0.82%  8.76%  0.71%  7.26%
  Medians                                                     --    --        --      --      --     --     --     --     --     --

All Non-MHC State of NJ(7)
--------------------------
  Averages                                                 $0.43  1.94%   34.18%  $3,771  11.54%  0.18%  0.83%  9.57%  0.77%  8.75%
  Medians                                                     --    --        --      --      --     --     --     --     --     --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                                 $0.67  2.83%   50.77%  $2,128  21.20%  0.62%  0.65%  3.18%  0.58%  2.86%
  Medians                                                     --    --        --      --      --     --     --     --     --     --


Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB    Alliance Bank MHC of PA (20.0)                     $0.36  1.20%   39.56%    $466  25.34%  1.42%  0.73%  2.85%  0.72%  2.82%
BCSB    BCSB Bankcorp MHC of MD (36.4)                     $0.50  3.38%     N.M.    $798  11.05%  0.17%  0.16%  1.28%  0.15%  1.22%
CFFN    Capitol Federal Financial MHC of KS(29.2)          $2.00  6.15%     N.M.  $9,915  24.52%  0.15%  0.42%  1.73%  0.42%  1.73%
CHFN    Charter Financial MHC of GA (18.4)                 $1.00  3.01%     N.M.  $1,524  47.08%  0.58%  0.84%  1.79%  0.69%  1.45%
GCBC    Green Co. Bancorp MHC of NY (43.9)                 $0.84  2.55%   52.83%    $317  19.67%  N..A.  1.08%  5.26%  1.08%  5.26%
JXSB    Jacksonville Bancorp MHC of IL (46.8)              $0.30  2.00%     N.M.    $279  11.69%  1.05%  0.30%  2.44%  0.23%  1.86%
NWSB    Northwest Bancorp MHC of PA (41.4)                 $0.48  2.19%   44.04%  $6,308  16.31%  0.62%  0.90%  5.64%  0.84%  5.26%
ONFC    Oneida Financial MHC of NY (42.4)                  $0.38  3.47%     N.M.    $471  18.97%  0.17%  0.74%  3.80%  0.64%  3.30%
PBHC    Pathfinder BC MHC of NY (35.3)                     $0.40  2.42%     N.M.    $322  13.51%  1.11%  0.56%  3.94%  0.41%  2.89%
WFD     Westfield Financial MHC of MA (46.5)               $0.40  1.90%   66.67%    $884  23.84%  0.33%  0.75%  3.10%  0.67%  2.78%


(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 4.27


analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The two recently completed MHC offerings closed at a price/tangible book ratio of 78.7% (fully-converted basis) and, on average, appreciated 11.3% during the first week of trading. In comparison, the Company's P/TB ratio of 76.8% at the midpoint value reflects an implied discount of 2.4% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the super range, the Company's P/TB ratio of 85.6% reflected an implied premium of 8.8% relative to the average closing P/TB ratio of the recent MHC offerings. Of the two recent MHC offerings, only First Federal Financial Services is traded on NASDAQ. Based on First Federal's current P/TB ratio of 84.0% (fully-converted basis), the Company's P/TB ratio at the midpoint reflects an implied discount of 8.6% and at the top of the super range reflects an implied premium of 1.9%.


Valuation Conclusion
--------------------

         Based on the foregoing, it is our opinion that, as of August 20, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $475,000,000 at the midpoint, equal to 47,500,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $403.8 million and a maximum value of $546.3 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 40,375,000 at the minimum and 54,625,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $628.2 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 62,818,750. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 30.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $121.1 million at the minimum, $142.5 million at the midpoint, $163.9 million at the maximum and $188.5 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations

RP(R) Financial, LC.
Page 4.28


relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.

RP(R) Financial, LC.
Page 4.29

                                    Table 4.6
                              Public Market Pricing
                   Kearny Financial Corp. and the Comparables
                              As of August 20, 2004

                                                  Fully Converted
                                                   Implied Value        Per Share
                                                  ---------------- -------------------
                                                  Price/   Market  Core 12 Mo. Book Value/                Pricing Ratios(3)
                                                                                          ------------------------------------------
Financial Institution                             Share(1)    Value    EPS(2)   Share     P/E       P/B      P/A      P/TB   P/Core
---------------------                             -------     -----    ------   -----     ---       ---      ---      ----   ------
                                                     ($)      ($Mil)     ($)     ($)      (x)       (%)      (%)      (%)      (x)
Kearny Financial Corp.
  Superrange                                       $10.00    $188.46    $0.20    $7.18   50.38x   139.28%  29.99%   171.23%  50.00x
  Maximum                                          $10.00    $163.88    $0.24    $7.88   43.62x   126.90%  26.34%   157.98%  41.67x
  Midpoint                                         $10.00    $142.50    $0.27    $8.68   37.79x   115.15%  23.11%   144.72%  37.04x
  Minimum                                          $10.00    $121.13    $0.32    $9.77   32.00x   102.36%  19.82%   130.21%  31.25x

All Public Companies(7)
-----------------------
  Averages                                         $21.70    $446.17    $1.02   $14.16   17.37x   156.40%  16.58%   170.19%  19.27x
    Medians                                            --         --       --       --   16.21x   145.74%  14.50%   161.24%  17.55x

All Non-MHC State of NJ(7)
--------------------------
  Averages                                         $20.56    $536.16    $0.92   $10.48   21.96x   169.77%  21.79%   172.11%  24.20x
    Medians                                            --         --       --       --   16.76x   171.04%  16.58%   173.03%  27.36x

Comparable Group Averages
-------------------------
  Averages                                         $22.88    $149.98    $0.53   $10.49   24.61x   213.95%  24.02%   238.92%  25.98x
    Medians                                            --         --       --       --   25.11x   213.15%  21.39%   238.31%  23.16x

State of NJ
-----------
CSBK    Clifton Svg. Bancorp MHC of NJ (45.0)      $11.74    $161.30    $0.13   $ 6.56     N.M.   178.96%  47.13%   178.96%    N.M.
FMCO    FMS Financial Corp. of Burlington NJ       $16.05    $104.34    $1.11   $10.05   14.46x   159.70%   8.41%   167.19%  14.46x
HCBK    Hudson City Bancorp MHC of NJ (34.5)       $34.24  $2,211.22    $1.10   $ 6.88   29.52x      N.M.  34.32%      N.M.  31.13x
OCFC    OceanFirst Financial Corp. of NJ           $22.71    $300.77    $0.83   $10.23   16.58x   221.99%  16.19%   224.41%  27.36x
PBCI    Pamrapo Bancorp, Inc. of NJ                $21.95    $109.20    $1.60   $10.68   13.72x   205.52%  16.96%   205.52%  13.72x
PFSB    PennFed Financial Services of NJ           $29.83    $202.49    $1.73   $17.44   16.76x   171.04%  10.64%   173.03%  17.24x
PFSB    Provident Financial Services Inc. of NJ    $17.90  $1,075.16    $0.54   $13.59   30.34x   131.71%  25.02%   135.40%  33.15x
SNYF    Synergy Financial Group of NJ              $10.02    $124.77    $0.31   $ 8.39   32.32x   119.43%  15.59%   120.29%  32.32x

Comparable Group
----------------
ALLB    Alliance Bank MHC of PA (20.0)             $30.00     $20.64    $0.69   $10.18      N.M.  294.70%  26.97%   294.70%    N.M.
BCSB    BCSB Bankcorp MHC of MD (36.4)             $14.79     $31.71    $0.10    $6.84      N.M.  216.23%  11.63%   231.82%    N.M.
CFFN    Capitol Federal Financial MHC of KS (29.2) $32.52    $699.15    $0.36   $13.03      N.M.  249.58%  28.48%   249.58%    N.M.
CHFN    Charter Financial MHC of GA (18.4)         $33.18    $118.49    $0.27   $13.34      N.M.  248.73%  60.81%   254.64%    N.M.
GCBC    Green Co. Bancorp MHC of NY (43.9)         $32.89     $29.67    $1.42   $14.52    23.16x  226.52%  23.74%   226.52%  23.16x
JXSB    Jacksonville Bancorp MHC of IL (46.8)      $14.99     $13.69    $0.25    $9.86      N.M.  152.03%  11.01%   180.60%    N.M.
NWSB    Northwest Bancorp MHC of PA (41.4)         $21.89    $434.52    $0.97   $10.42    20.85x  210.08%  18.17%   293.43%  22.57x
ONFC    Oneida Financial MHC of NY (42.4)          $10.95     $34.80    $0.34    $6.52    27.38x  167.94%  19.03%   231.01%  32.21x
PBHC    Pathfinder BC MHC of NY (35.3)             $16.50     $14.27    $0.42    $8.61    27.05x  191.64%  13.47%   244.81%    N.M.
WFD     Westfield Financial MHC of MA (46.5)       $21.10    $102.90    $0.50   $11.59      N.M.  182.05%  26.88%   182.05%    N.M.


RP(R) Financial, LC.
Page 4.29 (continued)

                              Table 4.6 (Continued)
                              Public Market Pricing
                   Kearny Financial Corp. and the Comparables
                              As of August 20, 2004



                                                          Dividends(4)               Financial Characteristics(6)
                                                   -------------------------- ----------------------------------------------------
                                                    Amount/        Payout  Total  Equity/     NPAs/     Reported         Core
                                                                                                      -------------  -------------
Financial Institution                               Share  Yield  Ratio(5) Assets   Assets   Assets    ROA    ROE    ROA    ROE
---------------------                               -----  --------------- -------  ------   ------    ---    ---    ---    ---
                                                     ($)    (%)      (%)    ($Mil)   (%)       (%)      (%)    (%)    (%)    (%)
Kearny Financial Corp.
  Superrange                                        $0.00   0.00%   0.00%  $2,094   21.55%    0.12%    0.61%  2.84%  0.60%  2.76%
  Maximum                                           $0.00   0.00%   0.00%  $2,074   20.76%    0.12%    0.62%  2.99%  0.60%  2.91%
  Midpoint                                          $0.00   0.00%   0.00%  $2,056   20.07%    0.12%    0.63%  3.13%  0.61%  3.05%
  Minimum                                           $0.00   0.00%   0.00%  $2,037   19.36%    0.12%    0.64%  3.29%  0.62%  3.20%

All Public Companies(7)
-----------------------
  Averages                                          $0.48   2.24%  35.95%  $2,879   10.67%    0.55%    0.82%  8.76%  0.71%  7.26%
    Medians                                            --     --      --      --       --       --       --     --     --     --

All Non-MHC State of NJ(7)
--------------------------
  Averages                                          $0.43   1.94%  34.18%  $3,771   11.54%    0.18%    0.83%  9.57%  0.77%  8.75%
    Medians                                            --     --      --      --       --       --       --     --     --     --

Comparable Group Averages
-------------------------
  Averages                                          $0.67   2.83%  18.96%  $1,850   10.99%    0.62%    0.59%  5.58%  0.52%  4.92%
    Medians                                            --     --       --      --       --       --       --     --     --     --

State of NJ
-----------
CSBK    Clifton Svg. Bancorp MHC of NJ (45.0)       $0.12   1.02%    N.M.    $761   26.33%    0.02%    0.49%  1.83%  0.53%  1.98%
FMCO    FMS Financial Corp. of Burlington NJ        $0.12   0.75%  10.81%  $1,240    5.27%    0.47%    0.59% 11.49%  0.59% 11.49%
HCBK    Hudson City Bancorp MHC of NJ (34.5)        $0.72   2.10%  22.59% $18,671    6.90%    0.14%    1.28% 16.18%  1.21% 15.34%
OCFC    OceanFirst Financial Corp. of NJ            $0.80   3.52%    N.M.  $1,857    7.29%    0.19%    1.02% 13.43%  0.62%  8.14%
PBCI    Pamrapo Bancorp, Inc. of NJ                 $0.84   3.83%  52.50%    $644    8.25%    0.23%    1.24% 15.55%  1.24% 15.55%
PFSB    PennFed Financial Services of NJ            $0.40   1.34%  23.12%  $1,902    6.22%    0.11%    0.66% 10.18%  0.65%  9.90%
PFSB    Provident Financial Services Inc. of NJ     $0.24   1.34%  44.44%  $4,296   19.00%    0.09%    0.84%  4.26%  0.77%  3.90%
SNYF    Synergy Financial Group of NJ               $0.16   1.60%  51.61%    $800   13.06%     N.A.    0.52%  3.68%  0.52%  3.68%

Comparable Group
----------------
ALLB    Alliance Bank MHC of PA (20.0)              $0.36   1.20%  10.43%    $383    9.15%    1.42%    0.63%  6.84%  0.63%  6.74%
BCSB    BCSB Bankcorp MHC of MD (36.4)              $0.50   3.38%    N.M.    $750    5.38%    0.17%    0.09%  1.47%  0.09%  1.33%
CFFN    Capitol Federal Financial MHC of KS (29.2)  $2.00   6.15%    N.M.  $8,447   11.41%    0.15%    0.31%  2.74%  0.31%  2.74%
CHFN    Charter Financial MHC of GA (18.4)          $1.00   3.01%    N.M.  $1,068   24.45%    0.58%    0.74%  3.13%  0.52%  2.17%
GCBC    Green Co. Bancorp MHC of NY (43.9)          $0.84   2.55%  25.98%    $285   10.48%     N.A.    1.08%  9.89%  1.08%  9.89%
JXSB    Jacksonville Bancorp MHC of IL (46.8)       $0.30   2.00%    N.M.    $266    7.24%    1.05%    0.26%  3.38%  0.18%  2.42%
NWSB    Northwest Bancorp MHC of PA (41.4)          $0.48   2.19%  20.48%  $5,779    8.65%    0.62%    0.88% 10.81%  0.81%  9.99%
ONFC    Oneida Financial MHC of NY (42.4)           $0.38   3.47%    N.M.    $431   11.33%    0.17%    0.70%  5.98%  0.59%  5.08%
PBHC    Pathfinder BC MHC of NY (35.3)              $0.40   2.42%    N.M.    $300    7.03%    1.11%    0.51%  6.92%  0.35%  4.76%
WFD     Westfield Financial MHC of MA (46.5)        $0.40   1.90%    N.M.    $789   14.76%    0.33%    0.72%  4.65%  0.63%  4.08%

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.